Exhibit 10.44

EXECUTION VERSION

REGULATORY AGREEMENT

This Regulatory Agreement (this "Agreement") is effective as of July 1, 2016 (the "Effective Date") by and among the Rhode Island Department of Business Regulation, an agency of the State of Rhode Island ("DBR"), the Division of Lotteries of the Rhode Island Department of Revenue (the "Division"), Twin River Worldwide Holdings, Inc., a Delaware corporation ("TRWH"), Twin River Management Group, Inc., a Delaware corporation and a wholly owned subsidiary of TRWH ("TRMG"), UTGR, Inc., a Delaware corporation and wholly owned subsidiary of TRMG ("UTGR"), and Premier Entertainment II, LLC, a Delaware limited liability company and wholly owned subsidiary of TRMG ("PE II" and, together with UTGR, each, a "Rhode Island Company" and together, the "Rhode Island Companies"). The Rhode Island Companies, together with TRWH and TRMG (unless otherwise specified), are referred to collectively herein as the "Company".

RECITALS:

WHEREAS, pursuant to R.I. Gen. Laws§§ 41-1-1, et seq., 41-3-1, et seq., 41-3.11, et seq., 41-4-1, et seq., 41-7-1, et seq., 41-11-1, et seq., 42-14-17 and 42-35-1, et seq. DBR is authorized to license certain Persons (as defined herein) involved in the ownership and management of gaming facilities in the State of Rhode Island ("State");

WHEREAS, pursuant to R.I. Gen. Laws§§ 42-61-1, et seq., 42-61.1-1, et seq., 42-61.2-1, et seq. and 42-61.3-1, et seq. the Division is authorized to regulate, operate, control and conduct casino gaming as defined in RI. Gen. Laws§ 42-61.2-1(8) in the State;

WHEREAS, TRWH owns 932.64 shares of common stock of TRMG, representing 100% of the issued and outstanding equity interests in TRMG, and TRMG owns 10,100 shares of common stock of UTGR, representing 100% of the issued and outstanding equity interests in UTGR, and TRMG owns 100 units of membership interest of PE II, representing 100% of the issued and outstanding equity interests in PE II;

WHEREAS, pursuant to an order dated May 27, 2005, DBR approved the transfer of the facility permit to UTGR for the facility located at 100 Twin River Road, Lincoln, Rhode Island with the name "Twin River" (the "Lincoln Facility");

WHEREAS, (i) in connection with the confirmation, pursuant to an order dated June 24, 2010 by the United States Bankruptcy Court for the District of Rhode Island (the "Bankruptcy Court"), of the plan of reorganization (the "Plan") with respect to the voluntary petition filed on June 23, 2009 by UTGR and certain of its affiliates in the Bankruptcy Court under chapter 11 of title 11 of the United States Bankruptcy Code pursuant to which UTGR retained ownership of the Lincoln Facility and ownership of TRWH was transferred to certain lenders of UTGR and (ii) as a condition to the DBR' s licensing of the owners and management representatives of UTGR and the licensing of the owners of UTGR by the Division as a video lottery retailer, UTGR entered into a Compliance Agreement, dated as of September 28, 2010 (the "Compliance Agreement"), with the DBR to set forth certain requirements with respect to DBR's regulatory oversight of UTGR;

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WHEREAS, TRWH, TRMG, UTGR and PE II subsequently made additional undertakings and other commitments to the DBR and the Division (collectively, as amended from time to time, the "Prior Undertakings"); and

WHEREAS, the parties desire to amend and restate the Prior Undertakings as provided in this Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual promises, covenants, obligations and conditions herein contained, the parties hereby agree as follows:

1.          Definitions.

The capitalized terms set forth below have the corresponding meanings when used in this Agreement.

"Adjustment Amount" means the percentage increase in the consumer price index ("CPI") as reported by the Bureau for Labor Statistics for the calendar year just completed, in each case commencing on January 1, 2015.

"Administrative Agent" means Deutsche Bank AG New York Branch, in its capacity, including any successor thereto, as administrative agent for the lenders under the Credit Agreement.

"Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Affiliate Subordination Agreement" shall mean an Affiliate Subordination Agreement pursuant to which intercompany obligations and advances owed by TR WH or any of its Subsidiaries are subordinated to the obligations of such parties under the Credit Agreement.

"Agreement" shall have the meaning set forth in the Preamble hereto.

"Agreement Value" shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the Company or its applicable Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.

"Allocation Principles" shall have the meaning set forth in Section 7.6(c) of this Agreement.

"Asset Sale" shall mean the sale, transfer or other disposition (by way of merger or otherwise or, except in the case of TR WH, by way of an issuance of Equity Interests) by any of the Company or its Subsidiaries to any Person other than the Company or its Subsidiaries of (a) any Equity Interests of TRMG, a Rhode Island Company or their respective Subsidiaries (other than directors' qualifying shares and shares issued to management of the Company or its Subsidiaries), (b) any other assets of the Company or its Subsidiaries (other than (i) inventory, damaged, obsolete, surplus or worn out assets, equipment and Permitted Investments, in each case disposed of in the ordinary course of business), (ii) a contemporaneous exchange or trade-in of equipment or inventory by the Company or its Subsidiaries for other equipment or inventory so long as the Company or its Subsidiaries effecting such exchange or trade-in receives at least substantially equivalent value in exchange or as trade-in for the property so disposed, (iii) the incurrence of Liens permitted by each of this Agreement and the Credit Agreement, (iv) the sale of past-due receivables for purposes of collection, (v) leases or subleases of any real property and licenses or sublicenses of intellectual property, in each case entered into in the ordinary course of business and which do not materially interfere with the business of the Company and its Subsidiaries taken as a whole, (vi) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company and its Subsidiaries, and (vii) any sales, transfers or other dispositions or series of related sales, transfers by the Company and its Subsidiaries or other dispositions having Net Cash Proceeds not in excess of $2,500,000 in the aggregate in any fiscal year of TRMG), or (c) all or substantially all of the assets of a Subsidiary.

"Bankruptcy Court" shall have the meaning set forth in the Recitals hereto.

"Biloxi Property" means the Hard Rock Hotel & Casino Biloxi.

"Board" shall have the meaning set forth in Section 4.1 of this Agreement.

"Business Day" means a day on which the DBR and the Division are open for regular business, provided such day is not a Saturday or Sunday.

"CapEx Amount" shall have the meaning set forth in Section 7.5(d) of this Agreement.

"CapEx Shortfall Amount" shall have the meaning set forth in Section 7.5(d) of this Agreement.

"Capital Expenditures" shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Company and its Subsidiaries that are (or should be) set forth in a consolidated balance sheet of the Company and its Subsidiaries for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Company and its Subsidiaries during such period, but excluding in each case any such expenditure made to restore, substitute, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

"Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Casino Gaming" shall have the meaning set forth in R.I. Gen. Laws § 42-61.2-1 (8).

"Certificate of Incorporation" shall have the meaning set forth in Section 3.3 of this Agreement.

"Collateral Agent" shall mean Deutsche Bank AG New York Branch, in its capacity as collateral agent for the Secured Parties (having the meaning under the Guarantee and Collateral Agreement), together with any successor collateral agent thereunder.

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"Colorado Disposition" shall mean any one or more of the following: (i) the sale, transfer or other disposition (including by way of merger or otherwise) of the Equity Interests of any Colorado Subsidiary, (ii) the issuance of Equity Interests of any Colorado Subsidiary to any Person other than the Company or any of its Subsidiaries, and (iii) the sale, transfer or other disposition of a material portion of the assets of any Colorado Subsidiary.

"Colorado Subsidiaries" shall mean, collectively, Mile High USA, Interstate Racing Association, Inc., Racing Associates of Colorado, Ltd. d/b/a Arapahoe Park and each other Subsidiary of Mile High USA or any of its Subsidiaries.

"Comfort Letters" shall mean those certain written undertakings given to the State in connection with the acquisition by the Company or a Subsidiary thereof of the Biloxi Property and assets of Newport Grand, LLC, respectively.

"Company" shall have the meaning set forth in the Preamble hereto.

"Competitive Activities" shall mean engaging in, holding or acquiring, having a financial interest in, operating, being involved in the operation of, managing, consulting to or being employed by, as a principal or for their own account or solely or jointly with others, (i) any Competitive Facility, (ii) any business providing gaming-specific goods or services to any Competitive Facility, or (iii) any business of Video Lottery Games or Simulcasts or pari-mutuel betting or Casino Gaming in Rhode Island, Massachusetts, Connecticut or New Hampshire, in the case of each of (i), (ii) and (iii) other than UTGR, PE II or the Facility; provided, however, that ownership of not more than five percent (5%) of any class of equity securities actively traded on a national securities exchange of any business owning a Competitive Facility, providing gaming-specific goods or services to a Competitive Facility or operating Video Lottery Games, Simulcasts, pari-mutuel betting or Casino Gaming shall not constitute Competitive Activities.

"Competitive Facility" shall mean any Pari-mutuel Facility and any other current, prospective or contemplated gaming venue or facility, in each case, located in Rhode Island, Massachusetts, Connecticut or New Hampshire.

"Compliance Agreement" shall have the meaning set forth in the Recitals hereto.

"Compliance Officer" shall have the meaning set forth in Section 4.3 of this Agreement.

"Compliance Report" shall have the meaning set forth in Section 6.2(h) of this Agreement.

"Consolidated EBITDA" shall mean, for any period, Consolidated Net Income for such period plus (or minus), without duplication and to the extent already deducted (and not added back) in computing Consolidated Net Income:

(a)          total provision for Taxes based on income or prof its, including federal, foreign, state, franchise and similar taxes (including excise taxes imposed by any jurisdiction in the nature of income or franchise taxes), of TRWH, TRMG and the Subsidiaries thereof for such period; plus

(b)          Consolidated Interest Expense of TRWH, TRMG and the Subsidiaries thereof for such period; plus

(c)          depreciation and amortization (including amortization of intangibles and amortization and write-off of financing costs); plus

(d)          non-cash impairment charges of TRWH, TRMG and the Subsidiaries thereof; plus

(e)          any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards; plus

(f)           loss on sale of assets not in the ordinary course of business and any extraordinary, unusual or non-recurring expenses or losses; provided that the aggregate amount added pursuant to this clause (f) shall not exceed $10,000,000 in any consecutive twelve (12)-month period; plus

(g)          professional fees paid to consultants to assist TRWH, TRMG and their Subsidiaries thereof to preserve tax refunds resulting from prior net operating losses; plus

(h)          charges related to Hedging Agreements; plus

(i)           fees and expenses relating to the Transactions; plus

(j)           costs and expenses (including reasonable fees, charges and disbursements of counsel, accountants and other professionals), including restructuring charges or reserves, integration costs, referendum costs and other business optimization expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, one-time corporate establishment costs, contract termination costs and costs to relocate employees) or costs associated with establishing new facilities (including pre-opening expenses for the Proposed Tiverton Casino) and capital or operating expenditures related to technology, safety, financial controls and business development process upgrades, incurred in connection with (i) the Newport Grand Investment in an amount not to exceed $8,000,000 in the aggregate for all such expenses and (ii) the Proposed Tiverton Project in an amount not to exceed $5,000,000 in the aggregate for all such expenses; plus

(k)          fees and expenses incurred and payable to the Administrative Agent; minus

(1)          to the extent included in computing Consolidated Net Income, extraordinary gains and non-recurring gains; minus

(m)         non-cash income increasing Consolidated Net Income for such period, other than (i) the accrual of revenue consistent with past practice (and, notwithstanding the foregoing reference to "past practice", in accordance with GAAP) and (ii) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, but only to the extent such accrual or reserve was not added back to Consolidated Net Income in calculating Consolidated EBITDA in a prior period; minus

(n)          interest income except to the extent deducted in determining Consolidated Interest Expense;

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in each case determined on a consolidated basis in accordance with GAAP; provided that (i) to the extent any non-cash charge specifically added back to Consolidated EBITDA in a prior period pursuant to any clause of this definition becomes a cash charge, a deduction in the amount of such cash charge (without duplication of any other deduction of the same amount) from Consolidated EBITDA shall be made to the full extent of such cash charge, during the period in which such non-cash charge becomes a cash charge, (ii) to the extent all or any portion of the income of any Person is excluded from Consolidated Net Income pursuant to the definition thereof for all or any portion of such period, any amounts set forth in the preceding clauses (a) through (n) that are attributable to such Person shall not be included for purposes of this definition for such period or portion thereof, (iii) for purposes of calculating Consolidated EBITDA for any period, Consolidated EBITDA of (x) any Person or line of business sold or otherwise disposed of by TRWH, TRMG or any Subsidiary thereof and (y) any Subsidiary thereof which was designated as an "Unrestricted Subsidiary" during such period in accordance with Section 5.09 of the Credit Agreement, shall in each case be excluded for such period (as if the consummation of such sale or other disposition or such designation as an Unrestricted Subsidiary, and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period) and (iv) any non-cash gains or losses resulting from changes in the valuation of the CVRs shall be excluded for purposes of determining Consolidated EBITDA.

"Consolidated Interest Expense" shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of TRWH, TRMG and their Subsidiaries thereof for such period, determined on a consolidated basis in accordance with GAAP (including, for the avoidance of doubt, all commissions, discounts and other fees and charges owed in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), plus (b) any interest accrued during such period in respect of Indebtedness of TRWH, TRMG or any Subsidiary thereof that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by TRWH, TRMG or any Subsidiary thereof with respect to interest rate Hedging Agreements but shall exclude any noncash interest expense attributable to the movement of the mark-to-market valuation of obligations in respect of Hedging Agreements or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133. For the avoidance of doubt, interest income shall not be considered when determining Consolidated Interest Expense.

"Consolidated Net Income" shall mean, for any period, the net income or loss of TRWH, TRMG and their Subsidiaries thereof for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary thereof to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary thereof of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary thereof, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary thereof or is merged into or consolidated with TRMG or any Subsidiary thereof or the date that such Person's assets are acquired by TRMG or any Subsidiary thereof, (c) the income of any Person who is an "Unrestricted Subsidiary" under the Credit Agreement or in which any other Person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to TRMG or a Subsidiary thereof by such Person during such period, (d) any gains attributable to sales of assets out of the ordinary course of business and (e) (to the extent not included in clauses (a) through (d) above) any extraordinary gains or extraordinary losses.

"Control" shall mean the direct or indirect power to manage, direct, or oversee the management and/or policies of a person or entity, whether through ownership of voting securities, by contract, or otherwise.

"Control Threshold" shall mean the direct or indirect ownership of twenty percent (20%) or greater Financial Interest in UTGR or PE II.

"Credit Agreement" shall have the meaning set forth in Section 6.2 of this Agreement.

"CVR Agreement" shall mean the Contingent Value Rights Agreement dated as of November 5, 2010 among TRWH and the other parties thereto.

"CVRs" shall mean the contingent value rights issued pursuant to the CVR Agreement.

"DBR" shall have the meaning set forth in the Preamble hereto.

"Director" shall mean the Director of the DBR.

"Disqualified Stock" shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above.

"Division" shall have the meaning set forth in the Preamble hereto.

"Effective Date" shall have the meaning set forth in the Preamble hereto.

"Equity Interests" shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

"Facility" shall mean, collectively, the Newport Facility and the Lincoln Facility.

"Financial Interest" shall mean a direct or indirect equity or economic interest in a Person, including but not limited to an interest as a shareholder of a corporation, partner (general or limited) of a partnership or member of a limited liability company or through the ownership of derivative interests in a Person. Notwithstanding the foregoing, "Financial Interests" shall not include (a) (i) the CVRs, (ii) any interest therein, or (iii) any derivative instrument related solely to any CVR; or (b) (i) any unsecured indebtedness of the Company, its Subsidiaries or Affiliates of any kind that is not convertible into a Financial Interest in such Person (including but not limited to indebtedness of the Company, its Subsidiaries or Affiliates for borrowed money, unpaid interest or fees, or any guarantee by the Company, its Subsidiaries or Affiliates of any such unsecured non-convertible indebtedness of any other Person), (ii) any interest in such unsecured non-convertible indebtedness, or (iii) any derivative instrument related solely to any such unsecured non-convertible indebtedness.

"GAAP" means generally accepted accounting principles used in the United States.

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"Gaming/Racing Authorities" shall mean the applicable gaming and/or racing board, commission or other federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body responsible for interpreting, administering and enforcing the Gaming/Racing Laws applicable to the Company or any of its Subsidiaries, including, without limitation, the DBR, the Division and the Mississippi Gaming Commission.

"Gaming/Racing Laws" shall mean all laws, rules, regulations, ordinances, orders and other enactments applicable to Casino Gaming, dog racing, horse racing, simulcasting, video lottery terminal and/or any other gaming activities with respect to the Company or any of its Subsidiaries, as applicable, as in effect from time to time, including the policies, interpretations, orders, decisions, judgments, awards, decrees and administration thereof by any Gaming/Racing Authority, including, without limitation, R.I. Gen. Laws §§ 41-1-1, et seq., 41-3-1, et seq., 413.1-1, et seq., 41-4-1, et seq., 41-7-1, et seq., 41-11-1, et seq., 42-14-17 and 42-35-1, et seq., R.I. Gen. Laws§§ 42-61-1, et seq., 42-61.1-1, et seq., 42-61.2-1, et seq. and 42-61.3-1. et seq., as amended, the DBR's and Division's Rules and Regulations promulgated by the respective directors pursuant to applicable Rhode Island laws (as such Rules and Regulations are clarified and supplemented by the Comfort Letters) and the provisions of the Mississippi Gaming Control Act, as codified in Chapter 76 of Title 75 of the Mississippi Code of 1972, as amended, and the rules and regulations promulgated by the Mississippi Gaming Commission.

"Gaming/Racing Licenses" shall mean any licenses, permits, franchises, approvals, regulations, findings of suitability or other authorizations from any Gaming/Racing Authority or any other federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body required to own, develop, lease, manage or operate (directly or indirectly) any business conducted by the Company or any of its Subsidiaries because of the gaming, racing and/or simulcasting operations conducted or proposed to be conducted by the Company or any of its Subsidiaries, as clarified and supplemented by the Comfort Letters to the extent applicable, including, without limitation, (i) certification by the Rhode Island Secretary of State that the qualified voters of the State have approved the expansion of gambling at the Lincoln Facility to include casino gaming, (ii) certification by the Board of Canvassers of the Town of Lincoln that the qualified electors of the Town of Lincoln have approved the expansion of gambling at the Lincoln Facility to include casino gaming, (iii) this Agreement, (iv) the VLT Contract, (v) the Newport VLT Contract, (vi) License/Facility Permit Number 2005-1 issued by the DBR on July 18, 2005 to UTGR pursuant to R.I. Gen. Laws§§ 41-1-1, et seq., 41-3-1, et seq., 41-3.1-1, et seq., 41-4-1, et seq., 41-7-1, et seq., 41-11-1, et seq., 42-14-17 and 42-35-1, et seq. and the rules and regulations promulgated thereunder, maintained in place pursuant to DBR order dated October 18, 2010 (adopting the Hearing Officer's recommendation in the matter of UTGR, Inc., DBR No. 09-L-0150), and incorporated by legislative amendment into R.I. Gen. Laws§ 41-3.13(c), (vii) License/Facility Permit Number 2011-11 issued by the DBR on June 28, 2011 to Newport Grand, LLC pursuant to R.I. Gen. Laws§§ 41-1-1, et seq., 41-7-1, et seq., 41-11-1, et seq., 42-14-17 and 42-35-1, et seq. and the rules and regulations promulgated thereunder, the transfer of which to Premier Entertainment II, LLC was authorized pursuant to DBR order dated June 29, 2015 (adopting the hearing officer's recommendation in the matter of Premier Entertainment II, LLC, DBR No. 15RA008) and confirmed by License/Facility Permit Number 2015-1 issued by the DBR on July 14, 2015, and incorporated by legislative amendment into R.I. Gen. Laws § 41-7-3(c), (viii) any licenses and/or approvals issued by DBR to vendors, employees, owners or others with a Financial Interest pursuant to R.I. Gen. Laws §§.I. Gen. et seq., 41-3-1, et seq., 41-3.1-1, et seq., 41-4-1, et seq., 41-7-1, et seq., 41-11-1, et seq., 42-14-17 and 42-35-1, et seq. and the rules and regulations promulgated thereunder, (ix) lottery retailer license effective April 1, 2015 to March 31, 20 I 6, issued by the Division to UTGR pursuant to Rhode Island law, including but not limited to R.I. Gen. Laws §§ 42-61-1, et seq. and the rules and regulations promulgated by the Division, as such license may be renewed, reissued or extended, (x) the video lottery retailer license, effective April 1, 2015 to March 31, 2016, issued by the Division to UTGR pursuant to Rhode Island law, including but not limited to R.I. Gen. Laws §§ 42-61.2-1, et seq. and the rules and regulations promulgated by the Division, as such license may be renewed, reissued or extended, (xi) the table game retailer license, effective April 1, 2014 to March 31, 2015, issued by the Division to UTGR pursuant to R.I. Gen. Laws§§ 4261.2-1, et seq. and the rules and regulations promulgated by the Division, as such license may be renewed, reissued or extended, (xii) Lottery Retailer License effective July 14, 2015 to March 31, 2016, issued by the Division to Premier Entertainment II, LLC pursuant to Rhode Island Law, including R.I. Gen. Laws§§ 42-61-1, et seq. and the rules and regulations promulgated by the Division, as such license may be renewed, reissued or extended, (xiii) the Video Lottery Retailer License, effective July 14, 2015 to March 31, 2016, issued by the Division to Premier Entertainment II pursuant to Rhode Island Law, including R. I. Gen laws §§ 42-61.2-1, et seq. and the rules and regulations promulgated by the Division, as such license may be renewed, reissued or extended, (xiv) Gaming License #915 dated January 20, 2014, issued by the Mississippi Gaming Commission to Premier Entertainment on December 19, 2013 pursuant to §§ 75-76-67 of the Mississippi Code of 1972, as amended, and all extensions and renewals thereof, and (xv) all such other licenses, permits, franchises, approvals, regulations, findings of suitability or other authorizations granted under Gaming/Racing Laws or any other applicable laws related thereto.

"Gaming/Racing Properties" shall mean, collectively, (i) each Facility, (ii) the Biloxi Property, and (iii) any other casino or other gaming or racing establishment or operation owned, managed or operated by the Company or any of its Subsidiaries from time to time.

"Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body (including any Gaming/Racing Authority and any Liquor Authority).

"Guarantee" of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation of the primary obligor in respect of which such Guarantee is made (or, if less, the maximum amount of such Indebtedness or other obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

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"Guarantee and Collateral Agreement" shall mean the Guarantee and Collateral Agreement among TRMG, TRWH, the Subsidiaries thereof and the Collateral Agent for the benefit of the Secured Parties.

"Hard Rock Biloxi Disposition" shall mean a disposition of the Biloxi Property and/or all or substantially all of the assets of, or Equity Interests in, the Hard Rock Subsidiaries.

"Hard Rock Collateral Assignment Consent" shall mean that certain Consent to Collateral Assignment of Hard Rock License Agreements, dated as of July 10, 2014, executed by Hard Rock Hotel Licensing, Inc. and Hard Rock Cafe International (STP), Inc. in favor of the Collateral Agent.

"Hard Rock SNDA (Restaurant Lease)" shall mean that certain Subordination, Non-Disturbance and Attornment Agreement dated as of July 10, 2014 and executed by Hard Rock Cafe International (STP), Inc. in favor of the Collateral Agent.

"Hard Rock SNDA (Retail Store Lease)" shall mean that certain Subordination, Non-Disturbance and Attornment Agreement dated as of July 10, 2014 and executed by Hard Rock Cafe International (STP), Inc. in favor of the Collateral Agent.

"Hard Rock Subsidiaries" shall mean, collectively, Premier Entertainment, Premier Finance Biloxi Corp., a Delaware corporation, and Jamland, LLC, a Delaware limited liability company.

"Hedging Agreement" shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

"Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all Synthetic Lease Obligations of such Person, G) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; provided that with respect to the Company and its Subsidiaries, this clause (k) shall not include (i) any payment obligations under the CVR Agreement or (ii) any obligation of the Company and its Subsidiaries to purchase or redeem their Equity Interests from management, directors or employees of the Company and its Subsidiaries, (1) all obligations of such Person as an account party in respect of letters of credit and (m) all obligations of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

"Investments" shall have the meaning set forth in Section 7.6(f) of this Agreement.

"Knowledge" of the Company shall mean the actual and constructive knowledge of all Senior Executives and all directors of the Company and each of its Subsidiaries.

"Leverage Ratio" shall mean, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

"Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities or other financial assets (as defined in the Uniform Commercial Code), any purchase option, call or similar right (including, without limitation, any adverse claim (as defined in the Uniform Commercial Code)) of a third party with respect to such securities.

"Lincoln Facility" shall have the meaning set forth in the Recitals hereto.

"Lincoln Ground Lease" shall mean a ground lease between UTGR and a third-party lessee of up to four acres of land on the real property on which the Lincoln Facility is located for the purpose of developing, constructing and maintaining a hotel thereon, provided that the Lincoln Ground Lease shall be subject to such conditions and requirements as set forth in the Credit Agreement.

"Liquor Authorities" shall mean, in any jurisdiction in which the Company or any of its Subsidiaries sells and distributes liquor, the applicable alcoholic beverage commission or other governmental authority responsible for interpreting, administering and enforcing the Liquor Laws, including, without limitation, the Alcoholic Beverage Control Division of the Mississippi Department of Revenue and the DBR, Division of Commercial Licensing.

"Liquor Laws" shall mean the laws, rules, regulations and orders applicable to or involving the sale and distribution of liquor by the Company or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.

"Liquor License" shall mean, in any jurisdiction in which the Company or any of its Subsidiaries sells and distributes liquor, any license, permit or other authorization to sell and distribute liquor that is granted or issued by the applicable alcoholic beverage commission or other governmental authority responsible for interpreting, administering and enforcing the Liquor Laws, including, without limitation, On-Premises Permit #023797, Caterer's Permit #024299 and Common Carrier's Permit #027168, issued by the Alcoholic Beverage Control Division of the Mississippi Department of Revenue to Premier Entertainment.

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"Loan Document" means the Credit Agreement, the standby letters of credit issued pursuant thereto, the Security Documents, the Affiliate Subordination Agreement, the term notes or revolving notes, if any, executed and delivered pursuant to Section 2.04(e) of the Credit Agreement, that certain Agent Fee Letter dated as of December 14, 2013 by and among Deutsche Bank, Deutsche Bank Securities Inc. and TRMG, that certain Fee Letter dated as of December 14, 2013 by and among the Joint Lead Arrangers, Deutsche Bank, Credit Suisse AG, Cayman Islands Branch, and TRMG, and any other document executed in connection with any of the foregoing and together with all schedules, exhibits, annexes and other attachments thereof.

"Loss Proceeds Receipt" shall mean any cash received by or paid to any of the Company and its Subsidiaries with respect to proceeds of insurance (excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards and/or eminent domain (and payments in lieu thereof).

"Management Agreement" shall mean any management agreement that may be entered into by the Company or any of its Subsidiaries with a third party manager for the operation and maintenance of a Gaming/Racing Property.

"Management Position" shall mean all positions with any management authority (including any position that involves the supervision of employees or is responsible for an area or any portion of the business of the Facility) within the Company and any of its Subsidiaries.

"Material Action" shall mean any action by the Board related to the change in composition of the Board or any other material action by the Board, including, without limitation, decisions regarding the issuance of securities or the incurrence of indebtedness by either Rhode Island Company, the guarantee by either Rhode Island Company of indebtedness of any other Person, decisions related to the employment and/or compensation of Persons holding Senior Executive Positions and decisions regarding material capital expenditures by either Rhode Island Company.

"Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, operations, condition (financial or otherwise) or operating results of the Company and its Subsidiaries, taken as a whole or (b) a material impairment of the ability of the Company or any of its Subsidiaries to perform any of its obligations under this Agreement or any Loan Document to which it is or will be a party; provided that the reduction in revenue of the Company and its Subsidiaries due to the commencement and implementation of gaming activities in Massachusetts shall not be deemed to be a Material Adverse Effect.

"Material Agreement" shall mean any contract or agreement (a) that is a "material contract" (as such term is defined in Item 601(6)(10) of Regulation S-K promulgated by the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended), (b) contracts pursuant to which TRWH or any of its Subsidiaries is reasonably expected to incur obligations or liabilities to pay in excess of $1,500,000 per annum, (c) any contract between a Rhode Island Company, on the one hand, and TRWH, TRMG or any of its Subsidiaries, on the other hand, and (d) contracts to which TRWH or any of its Subsidiaries is a party with respect to which a breach, nonperformance, cancellation or failure to renew has had or would reasonably be expected to have a material adverse effect (i) on the financial condition or results of operations of (A) any Rhode Island Company individually or (B) TRWH and its Subsidiaries, taken as a whole, or (ii) on any Gaming/Racing License.

"Maximum Leverage Ratio" means 4: 1, provided, however, that if the leverage ratio applicable to the Company in the financial covenants (which include, for the avoidance of doubt, the "Leverage Ratio" applicable to the Company pursuant to Section 6.11 of the Credit Agreement) under the Senior Credit Agreement is lower than 4: I, the Maximum Leverage Ratio for purposes of this Agreement shall be such lower ratio reflected in such covenants.

"Minimum Employee Number" shall have the meaning set forth in Section 7.5(f).

"Mortgages" shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of Section 4.02(f) of the Credit Agreement or pursuant to Section 5.12 of the Credit Agreement.

"NEL" shall mean Newport Entertainment and Leisure, LLC, a Rhode Island limited liability company.

"Net Cash Proceeds" shall mean (a) with respect to any Asset Sale (other than an issuance of Equity Interests) or Colorado Disposition (other than a Colorado Disposition of the type described in clause (ii) of the definition thereof), the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including broker's fees or commissions, legal fees, transfer and similar taxes and TRMG's good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, proceeds reinvested in productive assets of a kind then used or usable in the business of the Company or its Subsidiaries within 180 days of receipt of such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 180 day period (and provided that, in the case of any Hard Rock Biloxi Disposition, the Leverage Ratio, on a pro forma basis after giving effect to such Hard Rock Biloxi Disposition and the related proposed reinvestment of the net proceeds thereof, as of the last day of the most recently ended fiscal quarter before such Hard Rock Biloxi Disposition for which financial statements are required to have been delivered to the Administrative Agent pursuant to Section 5.04 of the Credit Agreement is no greater than the actual Leverage Ratio (i.e., before giving effect to the Hard Rock Biloxi Disposition and the proposed reinvestment of the net proceeds thereof) as of the last day of the same fiscal quarter), at which time such proceeds shall be deemed to be Net Cash Proceeds, (b) with respect to any issuance or incurrence of Indebtedness by the Company or any of its Subsidiaries or any issuance of Equity Interests by the Company or any of its Subsidiaries, or a Colorado Disposition of the type described in clause (ii) of the definition thereof, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith, and (c) with respect to any Loss Proceeds Receipt, the cash proceeds received by or paid to the Company or its Subsidiary; provided, however, that only in the event such proceeds with respect to a single event or series of related events is less than (i) with respect to the Facility, $35,000,000 or (ii) with respect to the Biloxi Property, $50,000,000, if the Company shall reinvest such proceeds in the repair or restoration of the property subject to the event or events to which such Loss Proceeds Receipt relates to a condition substantially similar to the condition of such property immediately prior to such event or events and either (A) that such repair or restoration is technically and economically feasible within 365 days of receipt of such proceeds or (B) the Company or its Subsidiary enters into a legally binding commitment within 365 days of receipt of such proceeds for such repair or restoration and such repair or restoration will be completed within 180 days of the end of such 365 day period, and in either case, that a sufficient amount of funds is or will be available to the Company or its Subsidiary, as applicable, to make such repairs and restorations, then such proceeds shall not constitute Net Cash Proceeds except to the extent such amounts were not so used at the end of such 365-day period and the Company and its Subsidiaries did not enter into such a commitment within such 365-day period or such amounts were not so used within 180 days after the entering into of such commitment, as applicable, at which time such proceeds shall be deemed to be Net Cash Proceeds.

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"Net Terminal Income" shall have the meaning set forth in Section 42-61.2-1 (3) of the General Laws of Rhode Island, as amended from time to time.

"Newport Entertainment Payment" shall mean the payment by TRMG, PE II or any of its Subsidiaries to NEL of the Newport Entertainment Sale Proceeds.

"Newport Entertainment Sale Proceeds" shall mean an amount equal to 25% of the net cash proceeds received by TRMG, PE II or any of its Subsidiaries from the sale of the Newport Facility.

"Newport Facility" shall mean Newport Grand located at 150 Admiral Kalbfus Road, Newport, Rhode Island 02840.

"Newport Grand" means the Newport Grand gaming facility located at the Newport Facility.

"Newport Grand Investment" shall mean the acquisition by PE II, pursuant to the Newport Grand Purchase Agreement, as assigned by TRMG to PE II, of Newport Grand, the Newport Facility and the related assets and intellectual property described in the Newport Grand Purchase Agreement, and the payment of related costs and expenses.

"Newport Grand Purchase Agreement" shall mean the Asset Purchase Agreement, dated as of December 31, 2013 (as amended), between Newport Grand, LLC and NEL.

"Newport Lottery Licenses" means, collectively, (i) the lottery retailer license issued by the Division pursuant to Chapter 61 of Title 42 of the Rhode Island General Laws and the Lottery Rules promulgated thereunder and (ii) the video lottery retailer license issued by the Division pursuant to Chapter 61.2 of Title 42 of the Rhode Island General Laws and the Lottery Rules promulgated thereunder, in each case, associated with Newport Grand.

"Newport VLT Contract" means that certain Master Video Lottery Terminal Contract by and between the Division and Newport Grand, LLC (f/k/a Newport Grand Jai Alai, LLC), dated November 23, 2005, as amended from time to time.

"Operating Agreement" shall have the meaning set forth in Section 3.3 of this Agreement.

"Optional Incremental Loans" shall mean the "Incremental Term Loans" as such term is defined in the Credit Agreement, and loans and commitments pursuant to any "Increase Revolving Credit Commitment", as such term is defined in the Credit Agreement.

"Pari-mutuel Facility" means any facility or venue offering, pari-mutuel betting, and/or Simulcasts.

"Pari-mutuel Law" shall mean any law, statute or regulation governing or regulating pari-mutuel betting or Simulcasts in the State of Rhode Island.

"PE II" shall have the meaning set forth in the Preamble hereto.

"Permitted Investments" shall mean:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b)          investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

(c)          investments in certificates of deposit, banker's acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided prof its of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least "Prime 1" (or the then equivalent grade) by Moody's or "A 1" (or the then equivalent grade) by S&P;

(d)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e)          investments in "money market funds" within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

"Person" means a natural person, partnership (general or limited), corporation, limited liability company, business trust, joint stock company, trust, business association, unincorporated association, joint venture, governmental entity or other entity or organization.

"Plan" shall have the meaning set forth in the Recitals hereto.

"Premier Entertainment" shall mean Premier Entertainment Biloxi LLC, a Delaware limited liability company.

"Prior Undertakings" shall have the meaning set forth in the Recitals hereto.

"Proposed Tiverton Casino" shall mean the casino to be built on the Proposed Tiverton Property.

"Proposed Tiverton Project" shall mean, collectively, (a) the purchase by TRMG or a Restricted Subsidiary of TRMG of the Proposed Tiverton Property, (b) the building of the Proposed Tiverton Casino, (c) the development of the Proposed Tiverton Property and the Proposed Tiverton Casino for relocation of the Newport Lottery Licenses to the Proposed Tiverton Casino and for the procurement of any additional Gaming/Racing Licenses for the Proposed Tiverton Casino, (d) the relocation of the Newport Lottery Licenses to the Proposed Tiverton Casino and for the procurement of any additional Gaming/Racing Licenses for the Proposed Tiverton Casino, and (e) the payment of the costs and expenses related to or incurred in connection with any of the foregoing, including without limitation, costs and expenses related to or incurred in connection with any related gaming referendum.

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"Proposed Tiverton Property" shall mean one or more properties located in the town of Tiverton, Rhode Island to be purchased by TRMG or a Restricted Subsidiary of TRMG, on which the Proposed Tiverton Casino will be built.

"Purchase Agreement" shall mean that certain Membership Interest Purchase Agreement, dated as of December 14, 2013 and effective as of July 10, 2014, among GAR, LLC, Premier Entertainment Biloxi LLC, Leucadia National Corporation and TRMG.

"Restricted Payment" shall mean (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in TRWH, TRMG or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in TRWH, TRMG or any Subsidiary thereof, (b) management, oversight or similar fees payable to any Affiliate of any of the Company and its Subsidiaries (in each case other than to the Company or any Subsidiary thereof), (c) any loan, advance or other Investment in any direct or indirect holder of any Equity Interest in TRWH, TRMG or any Subsidiary thereof (other than any such loans, advances or other Investments made to TRMG or any Subsidiary thereof), and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to any Indebtedness payable to any Affiliate of the Company or any of its Subsidiaries or any subordinated indebtedness (in each case other than to TRMG or any Subsidiary thereof).

"Restricted Subsidiary" shall mean any Subsidiary of TRMG other than an Unrestricted Subsidiary.

"Revolving Credit Commitment" shall mean, with respect to each applicable lender under the Credit Agreement, the commitment of such lender to make revolving loans to TRMG pursuant to clause (b) of Section 2.01 of the Credit Agreement, and including any increase in the amount of Revolving Credit Commitments pursuant to Section 2.25 of the Credit Agreement and "Extensions" thereof pursuant to Section 2.24 of the Credit Agreement.

"Revolving Credit Facility" shall mean the credit facility comprised of the Revolving Credit Commitments of all the lenders with a Revolving Credit Commitment or an outstanding revolving loan made by such lenders to TRMG pursuant to clause (b) of Section 2.01 of the Credit Agreement.

"Rhode Island Companies" and "Rhode Island Company" shall have the meaning set forth in the Preamble hereto.

"Security Document" shall mean the Mortgages, the Guarantee and Collateral Agreement, the Hard Rock SNDA (Restaurant Lease), the Hard Rock SNDA (Retail Store Lease), the Hard Rock Collateral Assignment Consent and each of the security agreements, mortgages, environmental indemnity agreements, control agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Sections 5 .12 or 5 .18 of the Credit Agreement.

"Senior Credit Agreement" means the Credit Agreement or, if the Credit Agreement is refinanced or terminates, the principal senior credit facility of the Rhode Island Companies entered into in compliance with the terms of this Agreement, including Section 7.6.

"Senior Executive" shall mean an individual employed in a Senior Executive Position with TRWH, TRMG, UTGR or PE II.

"Senior Executive Position" shall have the meaning set forth in Section 4.4 of this Agreement.

"Shareholders Agreement" shall mean that certain Shareholders Agreement, dated as of November 5, 2010, by and among TRWH and the holders of Equity Interests of TRWH named therein, as amended.

"Significant Subsidiary" shall mean UTGR, any Subsidiary of UTGR, PE II, any Subsidiary of PE II, Premier Entertainment and any Subsidiary thereof that owns, operates, manages or conducts the hotel or gaming business of the Biloxi Property and any other Subsidiary of the Company that would constitute a "Significant Subsidiary" of the Company as such term as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended; provided, that all references to "10 percent" in such Rule 1-02 shall be deemed to be "2 percent."

"Simulcast" shall mean a live television broadcast of programs either interstate or intrastate to a licensee of a licensed facility, which programs are sanctioned or licensed in the state of origin.

"State" shall have the meaning set forth in the Recitals hereto.

"Subsidiary" shall mean, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests or membership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

"Synthetic Lease" shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

"Synthetic Lease Obligations" shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

"Tax Sharing Agreement" shall mean that certain Tax Sharing Agreement, dated as of June 24, 2014, by and among the Company and its Subsidiaries, as supplemented or amended.

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"Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, assessments, withholdings, fees or other charges of any nature (including interest, penalties and additions thereto) that are imposed by any Governmental Authority.

"Term" shall have meaning set forth in Section 2.1 of this Agreement.

"Total Debt" shall mean, at any time, the total Indebtedness of TR WH and its Subsidiaries at such time, excluding all Indebtedness of the Colorado Subsidiaries that is not secured by any assets of the Company or its Subsidiaries (other than the Colorado Subsidiaries) and for which recourse is limited to the Colorado Subsidiaries and their assets.

"Transactions" shall mean, collectively, (a) the execution and delivery by TRWH and its Subsidiaries of the Loan Documents to which they are a party and the consummation of the transactions contemplated thereby, including the borrowings thereunder, (b) the granting of Liens pursuant to the Security Documents, (c) the repayment of all amounts due or outstanding under or in respect of, and the termination of (including Liens created thereunder), the Indebtedness evidenced by the Credit Agreement, dated as of May 10, 2013, as amended, among Holdings, the Borrower, Deutsche Bank AG Cayman Islands Branch, as agent, and the other parties thereto, (d) the consummation of the transactions contemplated by the Purchase Agreement, and (e) the payment of related fees and expenses.

"TRMG" shall have the meaning set forth in the Preamble hereto.

"TRWH" shall have the meaning set forth in the Preamble hereto.

"Unrestricted Subsidiary" shall mean (a) the Colorado Subsidiaries and (b) any other Subsidiary of TRMG designated by the board of directors of TRMG as an Unrestricted Subsidiary in accordance with the Credit Agreement, in each case, unless subsequently designated as a Restricted Subsidiary pursuant to the Credit Agreement.

"UTGR" shall have the meaning set forth in the Preamble hereto.

"Video Lottery Games" shall mean lottery games played on Video Lottery Terminals.

"Video Lottery Law" shall mean any law, statute or regulation governing or regulating Video Lottery Games or Video Lottery Terminals, including but not limited R.I. Gen Laws§ §42-61.21, et. seq.

"Video Lottery Terminal" shall mean any electronic computerized video game machine that, upon the insertion of cash or voucher, is available to play a video game, and which uses a video display and microprocessors in which, by chance, the player may receive free games or credits that can be redeemed for cash; provided that this term shall not include a machine that directly dispenses coins, cash or tokens.

"VLT Contract" shall mean that certain Master Video Lottery Terminal Contract, dated as of July 18, 2005, by and between the Division and UTGR, as amended as of November 4, 2010, as further amended as of May 3, 2012 and September 18, 2012, and as may be further amended from time to time.

Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, in each case solely to the extent that such amendments, restatements, extensions, supplements and other modifications are entered into in compliance with the terms of this Agreement, (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (c) the word "including" means "including without limitation", and (d) the word "or" is disjunctive but not exclusive.

2.          Term and Termination; Effect of Termination; Effect of Agreement and Termination.

2.1.        This Agreement shall be effective until terminated in accordance with Section 2.2 hereof (the "Term").

2.2         This Agreement shall terminate:

(a)          upon written notice of such termination from DBR and the Division to the Company, which termination may be effected by DBR and the Division at any time acting in their sole discretion and in accordance with the laws of the State of Rhode Island; or

(b)          upon written notice from the Company to DBR and the Division in the event the Company shall no longer be involved in the ownership or management of both Facilities; provided, that, for the avoidance of doubt, any transfer or cessation of the business of either of the Facilities shall be subject to the requirements of the Pari-mutuel Laws and be subject to approval by DBR and the Division, as applicable and, provided further, in the event that the Company is no longer involved in the ownership or management of either one of the Facilities pursuant to a transaction permitted under this Agreement or as may be consented to by the DBR and the Division but remains involved in the ownership or management of the other Facility, only the provisions of this Agreement applicable to such Facility as to which the Company is no longer involved in the ownership or management shall terminate.

2.3.        Without limitation to DBR's and the Division's regulatory authority and any remedies in law or in equity available to DBR and the Division (including, without limitation, as set forth in this Agreement), in the event of a termination of this Agreement by DBR and the Division pursuant to Section 2.2 hereof, DBR and the Division may, but shall not be obligated to, revoke either or both of the Rhode Island Companies' licenses with regard to the applicable Facility in a manner consistent with the laws of the State of Rhode Island. In addition, the existence of this Agreement and any termination of this Agreement shall not affect any liability of any of the parties that has accrued prior to the date of this Agreement or its termination or as a result of such termination or of the acts giving rise to such termination, including, without limitation, the liability of any party for any default by such party in the performance of its obligations under the Prior Undertakings or this Agreement, nor shall it affect the coming into force or continuance in force of any provision of this Agreement which is expressly intended to continue in force on or after such termination. Sections 1, 2., ~ and .2 hereof shall survive any termination of this Agreement. Termination of this Agreement shall in no way act as a basis to affect the on-going business of any Facility. The Lincoln Facility shall continue in business unless UTGR's license(s) have been suspended or revoked or UTGR is otherwise limited by an order of the DBR or the Division and the Newport Facility shall continue in business unless PE II's license(s) have been suspended or revoked or PE II is otherwise limited by an order of the DBR or the Division. For the avoidance of doubt, the regulatory authority of the DBR and the Division under applicable laws and regulations of the State of Rhode Island in respect of the licensing of directors, officers or owners of TRWH, and in respect to any change in control of TRWH, shall not be affected hereby and shall apply independently of the terms hereof or any compliance or non-compliance with the terms hereof, the terms and conditions required by the DBR and the Division in connection with their approval of a change of control and any acquirer of TRWH to be determined by them in light of the circumstances then presented.

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2.4         This Agreement shall be effective on the Effective Date and (except as agreed in that certain letter agreement dated as of the date hereof between the Company, the Division and the DBR) supersedes in its entirety the Prior Undertakings on a prospective basis from and after the Effective Date; provided, however, that in no event shall the existence or operation of this Agreement relieve any of the Rhode Island Companies from liability or otherwise affect the rights of the DBR or the Division for any prior breach by the Company of any of the Prior Undertakings.

3.          Ownership of the Rhode Island Companies.

3.1.        Attached as Exhibit A hereto is a table indicating all Persons who hold a direct or indirect equity Financial Interest in each Rhode Island Company and the amount of such equity Financial Interest as of June 30, 2016. In the event (i) any Person holding a direct or indirect Financial Interest in either of the Rhode Island Companies proposes to change its holding from below 5% of the total of any class of Financial Interests in such Rhode Island Company to 5% or more (but, in all cases, less than the Control Threshold) or (ii) any Person holding a 5% or more direct or indirect Financial Interest in either of the Rhode Island Companies increases its holding by more than I% of the total of any class of Financial Interests in such Rhode Island Company (but, in all cases, less than the Control Threshold), the Company shall, within three (3) Business Days of acquiring Knowledge of any such change or proposed change, notify DBR and the Division and, subject to the review and approval process set forth below in Sections 3.2 and 3.3 hereof, as applicable, update Exhibit A hereto and deliver such updated exhibit to DBR and the Division. The Company shall use best efforts to monitor changes in the ownership of direct or indirect Financial Interests in the Rhode Island Companies.

3.2         The Company shall not permit any Person to acquire a 5% or greater direct or indirect Financial Interest in any class of Financial Interests in either of the Rhode Island Companies unless such Person shall have first obtained written approval from DBR and the Division making a determination of suitability to hold such direct or indirect Financial Interest in such Rhode Island Company in accordance with the rules and procedures set forth by DBR and the Division in their sole discretion from time to time. Any transfer of direct or indirect Financial Interests in either of the Rhode Island Companies that results in a Person acquiring a 5% or greater direct or indirect Financial Interest in any class of Financial Interests in such Rhode Island Company shall be null and void and shall not be recognized by the Company unless and until such Person shall have received such approval from DBR and the Division. Further, once a Person has obtained approval from DBR and the Division to hold a 5% or greater Financial Interest in either Rhode Island Company (if required), the Company shall not permit any such Person to acquire a direct or indirect Financial Interest in any class of Financial Interests in such Rhode Island Company equal to or in excess of the Control Threshold unless (A) such Person shall have first obtained written approval from DBR and the Division making a determination of suitability to hold such Financial Interest in such Rhode Island Company equal to or in excess of the Control Threshold in accordance with the rules and procedures set forth by DBR and the Division in their sole discretion from time to time or (B) such Person has received prior written notice from the applicable Governmental Authorities (including the DBR and the Division) that such Person is not required to obtain written approval from DBR and the Division, making a determination of suitability by DBR and the Division to hold such Financial Interest. Any transfer of direct or indirect Financial Interests in either Rhode Island Company that results in a Person acquiring a direct or indirect Financial Interest in any class of Financial Interests in such Rhode Island Company equal to or in excess of the Control Threshold shall be null and void and shall not be recognized by either Rhode Island Company or the Company, as the case may be, unless and until such Person shall have received written approval making a determination of suitability from DBR and the Division with respect to such Financial Interest if required pursuant to the provisions of this Section 3.2. For the avoidance of doubt, the DBR and the Division shall be entitled to consider in making the determination of the "suitability" of a Person for any purpose under this Agreement, including, to (i) hold a 5% or greater direct or indirect Financial Interest in either Rhode Island Company or (ii) hold a direct or indirect Financial Interest in any class of Financial Interests in either Rhode Island Company equal to or in excess of the Control Threshold, the Competitive Activities of such Person (assuming the definition of "Competitive Activities" is defined by reference to any jurisdiction or geographic location in which the Company or any of its Subsidiaries owns, manages or operates a Gaming/Racing Property). The DBR and the Division will promptly notify the Company of any approval described in this Section 3.2 and the material terms and conditions of any such approval.

3.3         The Company shall maintain (a) subsection (1) of Article Fourth of UTGR's Certificate of Incorporation (as amended on July 10, 2014, the "Certificate of Incorporation") and (b) section 3.5 of PE II's Operating Agreement (in the form attached as Exhibit G hereto, the "Operating Agreement") and shall not further amend or modify either such section without the prior written approval of DBR and the Division. The Company shall take all actions necessary to enforce (i) subsection (1) of Article Fourth of UTGR's Certificate of Incorporation and (ii) section 3.5 of PE II's Operating Agreement and shall not permit any Person to transfer or acquire a Financial Interest in (A) UTGR in violation of subsection (I) of Article Fourth of the Certificate of Incorporation of UTGR or (B) PE II in violation of section 3.5 of the Operating Agreement of PE II.

3.4         The Company shall provide, or cause to be provided, to the DBR and the Division, promptly following the end of each fiscal quarter (but no later than five (5) Business Days following the end of such fiscal quarter) or promptly following any more frequent request by the DBR of the Division (but no later than five (5) Business Days following such request), a list of the stockholders of TRWH (or, if either of UTGR or PE II is no longer the indirect wholly owned subsidiary of TRWH, a list of the stockholders of any successor Person or Persons that hold, directly or indirectly, equity interests or other direct or indirect equity Financial Interests in UTGR and/or PE II). In connection with its obligations in the preceding sentence, the Company shall use commercially reasonable efforts to obtain such information from any applicable transfer agent or other Person charged with recording or maintaining such information.

3.5         The Company shall provide, or cause to be provided, to the DBR and the Division, promptly following the written request of the DBR or the Division access at a place and time requested by the DBR and the Division to a list of Person or Persons that (a) are lenders under the Credit Agreement, along with the amount of indebtedness thereunder held by such Person or Persons, and (b) hold, directly or indirectly, Financial Interests in either Rhode Island Company constituting Indebtedness secured by the Facility or Equity Interests in either Rhode Island Company. In connection with its obligations in the preceding sentence, the Company shall use commercially reasonable efforts to obtain such information from any applicable administrative agent, transfer agent or other Person charged with recording or maintaining such information.

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3.6         The written protocol of (a) the procedures the Company and its transfer agents shall follow with respect to the acquisition and/or the transfer of direct and indirect equity Financial Interests in UTGR by any Person in respect of the thresholds described in the second sentence of Section 3 .1 and (b) the procedures that have been established by the Company and such agents to provide notice to DBR and the Division with respect to such acquisitions and transfers, each as previously delivered to, and reviewed and approved by, DBR and the Division shall, in each case apply with the same force and effect to the acquisition and/or the transfer of direct and indirect equity Financial Interests in PE II by any Person in respect of the thresholds described in the second sentence of Section 3.1. DBR and the Division shall have the right, from time to time, to revise and amend the form of Exhibit A to be used by the Company in providing information required to be provided under the terms of this Agreement from time to time.

4.          Management and Officers.

4.1.        The Rhode Island Companies shall each have a board of directors (with respect to the applicable Rhode Island Company, the "Board") that shall be responsible for the management of such Rhode Island Company. Members of each Board shall be subject to licensing by DBR and approval by the Division pursuant to its statutory and regulatory authority, which license may be issued by DBR and which approval may be granted by the Division in accordance with the rules and procedures established by DBR and the Division from time to time. The names of the current Board members are set forth on Exhibit B hereto. In the event of any proposed change in the composition of either Board, the Company shall, within three (3) Business Days prior to such proposed change or first acquiring Knowledge of such proposed change (whichever is earlier), notify DBR and the Division of such proposed change. The Company shall also notify DBR and the Division regarding any proposed Material Action by either Board three (3) Business Days prior to any such proposed action. Upon request, the Company shall provide DBR and the Division with an opportunity to inspect at the Company's offices or the DBR's or the Division's offices (the location to be at the discretion of DBR and the Division) any minutes or resolutions of the applicable Board as well as any documents provided to such Board in connection with the execution of their management responsibilities with regard to the applicable Rhode Island Company. Subject to the licensing authority of DBR and the general statutory and regulatory authority of the Division to operate and control the Facility and Section 4.2 hereof, the applicable Board may delegate certain management responsibilities to officers and other managers of the Company.

4.2         Attached as Exhibit C hereto is a detailed description of the organizational structure and the management structure of the Company in effect as of the Effective Date indicating (a) TRWH and each of its Subsidiaries and (b)(i) all Management Positions at the Company of director level (e.g., director of a business area or function) and higher, (ii) a description of the scope of authority and duties involved in each Management Position, and (iii) a description of to whom each Management Position reports within the management structure of the Company. Exhibit C shall also include the name of each Person who holds each Management Position as of the Effective Date. Subject to the licensing authority of DBR and the Division's statutory and regulatory authority to operate and control the Facility, in the event of any change or proposed change in personnel, management structure, scope of employee authority or duties, or reporting lines of the Company and its Subsidiaries that would require a modification of Exhibit C, the Company shall notify DBR and the Division in writing within three (3) days of such proposed change or first acquiring Knowledge of such proposed change (whichever is earlier).

4.3         The Company shall at all times employ a compliance officer (the "Compliance Officer") who shall be subject to application and licensure process of the DBR and approval by the Division. The Compliance Officer shall have those responsibilities set forth on Exhibit D hereto ("Duties and Responsibilities of Compliance Officer") and shall immediately report to DBR in writing any instances of noncompliance with the terms of this Agreement or noncompliance with any statutory or regulatory requirements by the Company. Further, the Compliance Officer shall provide reports to DBR and the Division in writing, as requested by the DBR or the Division, and on a regular basis, but no less than semi-annually, regarding compliance with (a) all applicable laws and rules and regulations; (b) this Agreement; (c) the VLT Contract; (d) the Newport VLT Contract; and (e) all applicable decrees and orders of any Governmental Authority. In addition to the responsibilities of the Compliance Officer set forth on Exhibit D, he/she shall be responsible for implementing a written compliance protocol, which includes a process for verification, monitoring, and action plan pertaining to, compliance with (i)-(iv).

4.4         As used herein, a "Senior Executive Position" shall mean any Person deemed by the DBR and/or the Division, in their sole discretion, to be in a Management Position or otherwise in a decision-making or control capacity with regard to the Facility or the Company regardless of such Person's position or title. The DBR and the Division reserve the right to review from time to time as it deems necessary in their sole discretion the functional duties and responsibilities of any Person and determine whether such Person is assuming duties that constitute a decision-making or control capacity.

4.5         Without limiting any other term of this Agreement, the Rhode Island Companies shall, and the Company shall cause the Rhode Island Companies, at all times, to, employ a management team to occupy each Management Position for each Facility in accordance with the provisions of this Section 4.5. The structure of, and Management Positions included in, such management team for each Facility shall be subject to the prior approval of the DBR and the Division, and the individuals filling the Management Positions included in such management team for each Facility shall be subject to licensure by the DBR and approved by the Division. Each Person that occupies a Management Position of either Facility will be required to devote his/her primary time and attention to such Facility in order to fulfill the fiduciary duty of the Company to protect the revenue stream of the State and the Facility and manage the Facility in a manner substantially consistent with a first class gaming facility located elsewhere in the United States pursuant to regulations duly adopted pursuant to state law. Each of TRWH and TRMG acknowledges that its respective directors and officers are obligated to exercise their respective fiduciary or equivalent duties in accordance with applicable law, including to ensure that TRMG's officers oversee the management of each Facility, including the management team for each Facility, with due care and as fiduciaries.

4.6         The Company shall use reasonable commercial efforts to ensure that all officers, directors, key employees and other individuals in a management role of TRWH, TRMG, UTGR and PE II be competent and suitable for their respective role, and shall cause such individuals to fulfill their duties as contemplated hereby.

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5.          Competitive Activities; Related Party Transactions.

5.1.        The Company confirms that (a) its fiduciary duty is primarily to protect the revenue stream of the State and the Facility, (b) any Competitive Activity that may affect that revenue is detrimental to the State, the Facility, UTGR, PE II, TRMG and TRWH, and (c) it shall cause UTGR and PE II to conduct the business of the applicable Facility in a manner consistent with fulfilling the foregoing obligations.

5.2         The Company and its Subsidiaries, and the respective directors, officers and management personnel of the Company and its Subsidiaries, shall not engage in any Competitive Activities. The Company shall immediately notify DBR and the Division in writing upon acquiring Knowledge of:

(a)          any instances in which any directors, officers or other employees of the Company or its Subsidiaries have engaged or intend to engage in Competitive Activities;

(b)          any transaction or series of related transactions, directly or indirectly, between the Company or any of its Subsidiaries, on the one hand, and any director, officer or other employee of the Company or any of its Subsidiaries, on the other hand, other than customary compensation arrangements (whether in the form of cash, equity awards or customary benefit plans), expense reimbursement, director and officer insurance coverage and/or indemnification arrangements (and related advancement of expenses);

(c)          any other transaction or series of transactions involving any director, officer or other employee of the Company or any of its Subsidiaries that could conflict with such director's, officer's or other employee's fiduciary, employment or other duties to the Company or any of its Subsidiaries; or

(d)          any instances in which a holder of 5% or greater of any class of direct or indirect Financial Interest in either Rhode Island Company engages in, or proposes to engage in, Competitive Activities.

The Company shall provide in writing all information requested by DBR and the Division in connection with the occurrence of any of the events described in clauses (a) through (d) above.

5.3.        The Company shall use best efforts to monitor whether any director, officer, other employee or 5% or greater holder of any class of direct or indirect Financial Interest of either Rhode Island Company and its Subsidiaries engages in any of the activities described in clauses (a) through (d) of Section 5.2. Said monitoring should be incorporated into any compliance protocols and reported to the DBR and the Division. In the event any director, officer or any other employee of the Company or its Subsidiaries engages in any of the activities described in clauses (a) through (d) of Section 5.2, the Company shall immediately notify DBR and the Division of the activity in writing and all steps taken to correct the issue and protect the interests of the State. Upon any notification to the DBR and the Division of any such activities by the Company or its directors, officers, or other employees, in addition to any other remedy in law or equity that protects the interests of the State, each of the DBR and the Division may take regulatory action including (a) the suspension or revocation of the pari-mutuel facility license and/or permit to conduct Simulcasts in a manner consistent with the laws of the State of Rhode Island, (b) suspension or revocation of any other license at issue in connection with such activities in a manner consistent with the laws of the State of Rhode Island, and/or (c) imposition of a monetary penalty in accordance with the terms set forth herein. Upon the request of the DBR or the Division, the DBR and/or the Division shall have the right to cause TRWH to convene a meeting of its board of directors at which representatives of the DBR and/or the Division may attend for the purpose of discussing the appropriate disciplinary action to be taken by the Company with respect to any engagement by any director, officer or other employee of the Company or any of its Subsidiaries in any of the activities described in clauses (a) through (d) of Section 5.2, which disciplinary action may include the termination or resignation of any directors, officers or other employees who have engaged or propose to engage in such activities.

6.          Access to Information.

6.1.        From and after the Effective Date, at the request of DBR or the Division or as otherwise delineated below, the Company shall comply with the following reporting obligations:

(a)          Quarterly Financial Statements: As soon as practicable, and in any event within sixty (60) days after the close of each of the first three fiscal quarters of each fiscal year of the Company, the Company shall deliver to the DBR and the Division a consolidated and consolidating balance sheet, statement of income and statement of cash flows of TR WH as at the close of such quarter and covering business for such quarter and the portion of TRWH's fiscal year ending on the last day of such quarter, all in detail and prepared in accordance with GAAP, subject to audit and year-end adjustments, setting forth in each case in comparative form the figures for the comparable period of the previous fiscal year; provided, that the materiality threshold applicable to any Subsidiary of TRWH in connection with the preparation of such financial statements shall be the materiality standard that would be applicable to such Subsidiary if such financial statements were prepared with respect to such Subsidiary on a stand-alone basis. The Company shall also provide comparisons of each pertinent item to the budget referred to in Section 6.1(c) below. This reporting requirement may be suspended or reinstated by DBR and the Division, at their discretion, at any time during the course of this Agreement; provided, however, that any such suspension or reinstatement by DBR must be in writing.

(b)          Annual Statements: As soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, the Company shall deliver to DBR and the Division duplicate copies of consolidated and consolidating balance sheets, statements of income, stockholders equity and cash flows of TRWH at the end of such year and covering business for such year, setting forth in comparative form the figures for the previous fiscal year, all in detail: provided, that the materiality threshold applicable to any Subsidiary of TRWH in connection with the preparation of such financial statements shall be the materiality standard that would be applicable to such Subsidiary if such financial statements were prepared with respect to such Subsidiary on a stand-alone basis.

Such financial statements provided pursuant to this Section 6.1(b) shall be audited and accompanied by an opinion thereon of independent certified public accountants of recognized national standing selected by the Company and satisfactory to DBR and the Division, which opinion shall state that such financial statements fairly present in all material respects the financial position of the Company and its Subsidiaries on a consolidating and consolidated basis and have been prepared in accordance with GAAP (except for changes in application in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with United States generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and the Company shall also provide comparisons of each pertinent item to the budget referred to in Section 6.1 (c) below.

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(c)          Business Operating Plan; Projections: No later than forty-five (45) days after the commencement of each fiscal year of the Company, the Company shall provide DBR and the Division with an opportunity to inspect at the Company's offices or the DBR's or the Division's offices (the location to be at the discretion of the DBR and the Division), an annual business operating plan setting forth the anticipated strategic business activities, including any marketing and promotional activities, and goals, including an expected consolidated budget, of the Company and its Subsidiaries and projections of consolidated revenue, expenses and cash position, prepared on a monthly basis, and a three (3) year business operating plan setting forth the anticipated strategic business activities and goals, including an expected consolidated budget, of the Company and its Subsidiaries and projections of consolidated operating results. Within ninety (90) days of the close of each semiannual fiscal period of the Company, the Company shall provide DBR and the Division with a similar opportunity to inspect an update of such monthly projections. Such business plans, projections and updates shall contain such substance and detail and shall be in such form as requested by DBR and the Division.

(d)          Audit Reports: Promptly upon receipt thereof, the Company shall provide DBR and the Division with an opportunity to inspect at the Company's offices or the DBR's or the Division's offices (the location to be at the discretion of the DBR and the Division) one copy of each other financial report and internal control letter submitted to the Company and its Subsidiaries by independent accountants (and management's responses thereto or other correspondence) in connection with any annual, interim or special audit made by them of the books of the Company or any of its Subsidiaries.

(e)          Other Information: The Company shall deliver or make available for inspection (as determined by the DBR and the Division in their discretion) such other information as DBR and the Division may request.

6.2.        Additional Reporting Obligations. The Company shall provide to DBR and the Division:

(a)          copies of all notices, reports or other information given to its lenders or shareholders at the same time such reports or other information are made available to such parties, including all notices, reports or other information provided to its lenders under that certain Credit Agreement, dated as of July 10, 2014 (as amended and as may be further amended, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the "Credit Agreement"), a copy of which is attached hereto as Exhibit E, by and among TRMG, TRWH, the lenders party thereto, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent;

(b)          copies of (i) all notices, reports and filings made by the Company and its Subsidiaries with regulatory authorities, including all Gaming/Racing Authorities, in jurisdictions other than the State of Rhode Island, (ii) any notice or reports delivered to the Company or any of its Subsidiaries by regulatory authorities, including all Gaming/Racing Authorities, in jurisdictions other than the State of Rhode Island, and (iii) any other communications between the Company and its Subsidiaries and regulatory authorities, including all Gaming/Racing Authorities, in other jurisdictions, in each case to the extent permitted by applicable law. The Company agrees to provide DBR and the Division with a release in a form requested by DBR and the Division to directly obtain any and all information it deems necessary from other jurisdictions;

(c)          (i) reasonable advance written notice of its intention to execute and deliver a Material Agreement (or a renewal, amendment or modification thereof) (A) as to which the Company intends to make a public announcement or (B) which is entered into by the Company outside the ordinary course of business, in each case, at least five (5) Business Days prior to entering into any such Material Agreement, renewal, amendment or modification (enclosing in such notice a copy of the then current drafts of all material documentation related to such Material Agreement, renewal, amendment or modification; provided, that the DBR and the Division shall not publicly disclose the terms of any Material Agreements that are otherwise confidential unless disclosed under R.I. Gen. Laws 38-2-1 et seq. (Access to Public Records Act) or otherwise required by applicable law or court order or other legal process), (ii) promptly following execution thereof (but not later than two (2) Business Days thereafter), copies of any Material Agreement entered into by the Company (or a renewal, amendment or modification thereof) other than a Material Agreement of the type referred to in the foregoing clause (i)(A) or (B), and (iii) upon and after such notice or delivery, as applicable, such information regarding the Material Agreements referred to in the foregoing clauses (i) and (ii), renewal, amendment or modification thereof, as the DBR and the Division shall reasonably request;

(d)          written notice at least five (5) Business Days prior to the adoption of any action by the Board or the applicable board of directors or equivalent governing body of the Company or any of its Subsidiaries approving the undertaking of any proposed change to the corporate or organizational structure of the Company and its Subsidiaries (including material amendments to any certificate of incorporation, bylaws, operating agreement, limited partnership agreement, certificate of formation or other similar document of the Company or any of its Subsidiaries and the formation, creation or acquisition by the Company or its Subsidiaries of any direct or indirect Subsidiary);

(e)          written notice at least five (5) Business Days prior to (i) any Material Action, (ii) the entry by the Company and its Subsidiaries into any transaction providing for the sale, lease, pledge, assignment, transfer or other disposition of any material portion of the assets of the Company or any of its Subsidiaries, (iii) any merger, consolidation or other combination involving the Company or any of its Subsidiaries, (iv) any acquisition by the Company or any of its Subsidiaries, by purchasing all or a substantial portion of the assets or stock of, or by any other member, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or any material assets, except purchases of supplies in the ordinary course of business, (v) any other transaction that has or is reasonably likely to have a material effect on the financial condition or results of operations of (A) either Rhode Island Company individually or (B) the Company and its Subsidiaries, taken as a whole, and (vi) the authorization by the Company or any of such Subsidiaries of, or the entry by the Company or any of such Subsidiaries of, any agreement with respect to any of the foregoing matters;

(f)          written notice promptly following the occurrence of any event that, to the Knowledge of the Company, would reasonably be expected to have a material adverse effect on the financial condition or results of operations of (x) either Rhode Island Company individually or (y) the Company and its Subsidiaries, taken as a whole;

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(g)          written notice promptly following the occurrence of any event that, to the Knowledge of the Company, would reasonably be expected to have a material adverse effect on any Gaming/Racing License; and

(h)          an annual report to DBR and the Division (the "Compliance Report") making an affirmative representation that the Company has satisfied/is in compliance with all of its obligations under (i) state laws, and rules and regulations; (ii) this Agreement; (iii) the VLT Contract; (iv) the Newport VLT Contract and (v) all applicable orders and decrees of any Governmental Authority. To the extent that the Company has not satisfied it obligations or is not in compliance with such obligations described above, then the Compliance Report shall set forth in reasonable detail the nature and extent to which it has not satisfied its obligations and/or is out of compliance and further shall provide a corrective action plan to come into compliance. The Compliance Report shall be filed with the DBR and the Division on or before March I of each year.

Notwithstanding the foregoing, if the Company determines in good faith that compliance with any of the provisions of clauses (b), (c), (d) or (e) of this Section 6.2 would (i) violate any contractual or legal obligation of the Company or (ii) involve the disclosure of (x) competitively sensitive information or (y) notices or other written communication to other Gaming/Racing Authorities in the ordinary course of business that do not relate to any violation or potential violation of Gaming/Racing Laws or investigation, the Company shall provide the DBR and the Division with reasonable access to such information at a place and time requested by the DBR and the Division.

6.3.        Following the Effective Date, the Company shall provide to the DBR and the Division a copy of all state or federal tax returns (or any amendment to a prior year return) that is filed following the Effective Date, in each case, promptly after the filing thereof. In connection with the delivery to the DBR and the Division of any such state or federal tax returns, the Company hereby consents (on behalf of TRWH, TRMG, UTGR, PE II and their respective Subsidiaries) to the DBR and the Division communicating or meeting with the Rhode Island Tax Administrator; provided that any information obtained from such communications or meetings shall be subject to the same confidentiality obligations that is required of the Rhode Island Division of Taxation. Following the Effective Date, within sixty (60) days of the filing by a Rhode Island Company (or any other entity or successor to such Rhode Island Company that is a taxpayer in the State in respect of the Facility) of any income Tax return with the State, the Company shall provide to DBR and the Division a summary of all deductions and any other items included in such tax return resulting from operations outside of the State that were used to reduce the Taxes payable by such Rhode Island Company to the State.

6.4         The Company shall grant to DBR, the Division and their respective representatives access to all books, records, audit work papers, properties and personnel of the Company and its Subsidiaries (including related to the Biloxi Property), and shall permit DBR, the Division and their respective representatives to discuss the Company affairs, finances and accounts with the officers, managers, key employees and independent public accountants of the Company and its Subsidiaries or any of them (and by this provision the Company authorizes said accountants to discuss with DBR, the Division and their respective representatives the finances and affairs of the Company and its Subsidiaries), during regular daytime business hours of the Facility, with advance notification and as often as may be requested by DBR and the Division.

7.          Other Regulatory Compliance Covenants by the Company.

7.1.        The Company shall at all times comply and remain in compliance with and shall cause its Senior Executives, directors and owners of a direct or indirect Financial Interest of 5% or greater in any class of Financial Interests in each Rhode Island Company to comply and remain in compliance with: (i) all applicable requirements under all laws, statutes and rules and regulations; (ii) this Agreement; (iii) the VLT Contract; (iv) the Newport VLT Contract; and (v) all applicable decrees and orders of any Governmental Authority.

7.2         The Company has adopted a "best practices" code set forth on Exhibit F hereto ("Code of Business Conduct and Ethics"), shall not amend or modify such code in any respect without the prior written approval of DBR and the Division and shall use best efforts to comply with such code in all material respects.

7.3         The Company agrees to submit to examinations by DBR and the Division of the business and management functions of the Facility.

7.4         The Company agrees that if a Gaming/Racing License applied for or granted to the Company or any of its Senior Executives or directors in another jurisdiction is suspended, revoked, withdrawn or denied, the Company shall immediately notify the DBR and the Division in writing upon acquiring Knowledge of such suspension, revocation, withdrawal or denial and shall provide all details as may be requested by DBR and the Division in connection with such suspension, revocation, withdrawal or denial. The Company agrees to provide DBR and the Division with a release in a form provided by DBR and the Division to directly obtain any and all information it deems necessary from other jurisdictions.

7.5         Each of TRWH, TRMG, UTGR and PE II covenants and agrees with the Division and the DBR that so long as this Agreement shall remain in effect, unless the Division and the DBR shall otherwise consent in writing (which determination shall be provided by the Division and the DBR as soon as reasonably practicable following receipt of any request in writing made by the Company in accordance with Section 9.5 for such consent and the Company's providing all documentation and other information reasonably requested by the DBR and the Division in connection therewith), each of TRWH, TRMG, UTGR and PE II shall, and shall cause each of their Subsidiaries to:

(a)          Existence; Compliance with Laws; Businesses and Properties. With respect to the Company and its Significant Subsidiaries:

(i)          Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; and

(ii)         Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the Gaming/Racing Licenses and Liquor Licenses and all other rights, licenses, leases, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business except as would not have a Material Adverse Effect; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted except as would not have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

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Without limiting the generality of the agreement set forth in this Section 7.5(a) the Company agrees that: (1) it shall, and shall cause its Subsidiaries to cause each Gaming/Racing Property to conduct the business, in all material respects, in accordance with all applicable Gaming/Racing Laws and all Gaming/Racing Licenses. The Company shall, or shall cause its Subsidiaries to, post all required bonds, if any, with any Gaming/Racing Authority as and in the amounts required under all applicable laws; and (2) it shall make (or cause to be made) all filings required under applicable Gaming/Racing Laws, or in connection with any Gaming/Racing Licenses. The Company shall, or shall cause its Subsidiaries to, diligently and comprehensively respond to any inquiries and requests from the Gaming/Racing Authorities and promptly file or cause to be filed any additional information required in connection with any required filings as soon as practicable after receipt of requests therefor.

(b)          Insurance. With respect to the Company and its Subsidiaries:

(i)          Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

At the inception of each policy of insurance referred to in this Section 7.5(b)(i) and periodically thereafter, the Division, in consultation with DBR, may reasonably require, with respect to each policy, specific policy limits, coverage, deductibles and insurer rating to ensure adequate coverage and reflect changing conditions affecting the Facility.

(ii)         Deliver original or certified copies of each policy of insurance referred to in Section 7.5(b)(i) to the DBR and the Division. The Company and its Subsidiaries shall provide prompt written notice (but not later than two (2) Business Days thereafter) to the DBR and the Division of the cancellation, modification or non-renewal of any such policy of insurance, along with any proposed renewal or replacement policy. Within 30 days of inception of all such policies of insurance, the Company and its Subsidiaries shall deliver to the Division and the DBR final renewal or replacement policies, together with evidence satisfactory to the Division and the DBR of payment of the premium therefor;

(iii)        If at any time the area in which any real property owned or leased by the Company or any of its Subsidiaries is located is designated (A) an area as having special flood hazards as described in the National Flood Insurance Act of 1968, obtain flood insurance in such total amount as the DBR and the Division may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (B) a "Zone 1" area, obtain earthquake insurance in such total amount as the DBR and the Division may from time to time reasonably require; and

(iv)        With respect to the Facility, carry and maintain comprehensive general liability insurance including the "broad form CGL endorsement" and coverage on an occurrence basis against claims made for bodily injury, death and property damage and personal and advertising injury and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations.

(c)          Management and Maintenance of each Gaming/Racing Property. With respect to the Company and each of its Significant Subsidiaries, manage and maintain each Gaming/Racing Property (including all gaming equipment used at any Gaming/Racing Property that is owned or may be leased by any the Company or any of its Significant Subsidiaries) in a first-class manner (and in all material respects consistent with the manner in which such Gaming/Racing Property is operated and maintained as of the Effective Date), ordinary wear and tear and damage caused by casualty and condemnation excepted.

(d)          Capital Expenditures. With respect to UTGR, with respect to each calendar year, to make expenditures for capital improvements to the Lincoln Facility in an aggregate amount at least equal to the greater of (i) $5,000,000, provided that there was not a CapEx Shortfall Amount in the immediately preceding fiscal year or (ii) following any calendar year during which there was a CapEx Shortfall Amount (as defined below), the sum of $5,000,000 and the CapEx Shortfall Amount (such greater amount, as applicable, the "CapEx Amount"). With respect to each of the calendar years ending December 31, 2015 and December 31, 2016, up to $750,000 of expenditures for capital improvements to the Newport Facility made in any such calendar year by UTGR or PE II may be applied by UTGR to the CapEx Amount for such calendar year. On or about December 31, 2016, the Company, the Division and the DBR shall mutually agree on the appropriate required expenditures for capital improvements to the Newport Facility for the calendar year ending December 31, 2017 and thereafter. With respect to any calendar year, upon the written approval of the Division and the DBR, UTGR may make annual expenditures in an amount of less than the applicable CapEx Amount for such calendar year, provided that the amount required to be expended during the succeeding calendar year on capital improvements to the Lincoln Facility shall be increased by the difference between (x) the applicable CapEx Amount for such calendar year and (y) the aggregate amounts actually expended on capital improvements to the Lincoln Facility during such fiscal year (such difference, with respect to a fiscal year, the "CapEx Shortfall Amount"). For the avoidance of doubt, there shall be no cap or other limitation on the amount that the CapEx Amount with respect to any calendar year may be increased as a result of a CapEx Shortfall Amount occurring in the preceding fiscal year. To the extent that the expenditures for capital improvements to the Lincoln Facility (including expenditures for capital improvements made to the Newport Facility, not to exceed $750,000 in any calendar year, that have been applied towards the CapEx Amount in accordance with this Section 7.6(d)) exceed the CapEx Amount with respect to any calendar year, the Company may request that such excess, or a portion thereof, be applied to the CapEx Amount for the succeeding calendar year, which approval shall be accepted or rejected by the DBR and the Division in their sole discretion. The Company shall provide DBR and the Division, on an annual basis and reasonably in advance of each calendar year, with a copy of its budget for capital improvements to the Lincoln Facility and the Newport Facility for such calendar year. The Company shall consider in good faith any comments provided by DBR or the Division as to the amount, allocation and uses of the expenditures for capital improvements to the Lincoln Facility and the Newport Facility.

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(e)          Cause the executive offices of TRWH (or any direct or indirect parent thereof formed in any holding company reorganization by TRWH' s then-current shareholders not involving a change in control of TRWH or such parent entity) to be located in the State of Rhode Island; provided, however, that in connection with any change in control of TRWH or such parent entity, TRWH or such parent entity, as applicable, shall use its best efforts to cause the executive officers of TRWH (or such parent entity) to continue to be located in the State of Rhode Island following such change in control.

(f)          Notwithstanding, and in addition to, any requirements set forth in the VLT Contract and the Newport VLT Contract, respectively, over the course of each calendar year beginning with 2016, cause to be employed in Rhode Island at least 1,000 full-time equivalent employees (the "Minimum Employee Number"); provided, however, that the Minimum Employee Number shall increase by at least 200 in the first full year after the commencement of normal operations, if applicable, at the Proposed Tiverton Property.

7.6.          The Company agrees that during the Term of this Agreement, unless the DBR and the Division shall have consented in writing (which determination shall be made by the DBR and the Division as soon as reasonably practicable following receipt of any request in writing made by the Company in accordance with Section 9.5 for such consent to take any of the actions described below and the Company's providing all documentation and other information reasonably requested by the DBR and the Division in connection therewith), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)          Amendments to Credit Agreement and Loan Documents. Enter into (i) any amendment to, modification of or waiver of, in each case, any of the provisions of the Credit Agreement or any other Loan Document if such amendment, modification or waiver (A) increases the principal amount of the loans to be made available under the Credit Agreement from that contemplated as of the Effective Date (and for the avoidance of doubt, the amount contemplated on the Effective Date includes the Optional Incremental Loans), or increases the interest rate or fees applicable thereto (except as provided in the penultimate sentence of Section 9.08(c) of the Credit Agreement), (B) relaxes the requirements of Section 6.06(a)(iv) of the Credit Agreement, or (C) changes any right or remedy available to Collateral Agent or any other Secured Party (as such term is defined in the Guarantee and Collateral Agreement) under any Security Document (it being understood that a forbearance or agreement to forbear by Collateral Agent, Administrative Agent and/or any other Secured Patty from exercising remedies is not a change to any such provision) or (ii) any refinancing of the Credit Agreement in which a Lien is granted on the Facility or the direct or indirect Equity Interests in UTGR or PE II or any other direct or indirect Financial Interest is granted.

(b)          Indebtedness. Incur any additional Indebtedness (other than under the Revolving Credit Facility (and Hedging Agreements required under Section 5.13 of the Credit Agreement as of the Effective Date and Guarantees of obligations with respect to the Credit Agreement incurred in compliance with this Agreement) or Indebtedness of UTGR permitted to be secured pursuant to Section 7.6(e)(xv))) that would result, after giving effect to the incurrence of such additional Indebtedness, in the Leverage Ratio exceeding the Maximum Leverage Ratio.

(c)          Restricted Dividends and Distributions. During any period in which the Leverage Ratio of TRWH (determined on a pro forma basis after giving effect to such dividend or distribution described below) is greater than or equal to the Maximum Leverage Ratio, declare, set aside or pay any dividends on, or make any other distributions in respect of the Equity Interests of either Rhode Island Company, except for dividends or distributions of (i) amounts to the extent necessary to pay the portions of general corporate and overhead expenses of TRMG and TRWH (which amount allocated to UTGR will not exceed $3,250,000 in the aggregate in 2014 and, for each calendar year thereafter, the amount allocated to (A) UTGR will not exceed the amount of the immediately preceding calendar year increased by the Adjustment Amount, and (B) any other Rhode Island Subsidiary other than UTGR will not exceed the product of (1) the sum of (a) Net Terminal Income for such Rhode Island Subsidiary plus (b) table games revenue for such Rhode Island Subsidiary divided by the sum of (c) Net Terminal Income for UTGR plus (d) table games revenue for UTGR times (2) the allowed management fee for UTGR for such calendar year; provided, that in no event shall the amount allocated to any other Rhode Island Subsidiary other than UTGR with respect to any calendar year exceed twelve percent (12%) of the amount allocated to UTGR in respect of such calendar year) reasonably allocated to the Rhode Island Companies to represent each Rhode Island Company's proportionate share of such general corporate and overhead expenses based on the percentage of the aggregate revenues of TRMG and TRWH represented by such Rhode Island Company's revenues; provided that (x) such allocation methodology (the "Allocation Principles") and (y) the amounts allocated to the Rhode Island Companies with respect to any fiscal year, in each case, are acceptable to the outside accounting firm of TR WH, (ii) amounts actually payable by the Rhode Island Companies pursuant to the Tax Sharing Agreement as in effect on the Effective Date, (iii) amounts to pay any and all payment, indemnity, expenses or other obligations or liabilities under the Credit Agreement and the other Loan Documents, (iv) amounts not to exceed $20,000,000 in the aggregate during the Term of this Agreement for the purpose of making investments in the Colorado Subsidiaries, and for expenses in connection with the Colorado gaming amendment referendum, in accordance with Section 7.6(f)(x)(b) of this Agreement, (v)(x) amounts to make cash payments in respect of the dilutive effect of the Company's outstanding CVRs on management/director equity awards pursuant to agreements currently in effect that were approved by TRWH's board of directors and shareholders prior to July 10, 2014, (y) advances to employees and directors to pay amounts required to be paid by employees and directors upon exercise of equity awards granted pursuant to TRWH' s incentive equity plan, and (z) amounts paid in settlement of management or director equity awards upon separation of service or expiration of the awards pursuant to TRWH' s incentive equity plan, (vi) amounts not in excess of $250,000 in the aggregate during the Term of this Agreement to TRMG for amounts necessary to repurchase Equity Interests or Indebtedness of TRMG or TR WH to the extent required by the Gaming/Racing Authorities for not more than the fair market value thereof in order to avoid the suspension, revocation or denial by the Gaming/Racing Authorities of a Gaming/Racing License; provided, that so long as such efforts do not jeopardize any such Gaming/Racing License, TRMG and TRWH shall have diligently and in good faith attempted to find a third-party purchaser(s) for such Equity Interests or Indebtedness and no third-party purchaser(s) acceptable to the Gaming/Racing Authorities was willing to purchase such Equity Interests or Indebtedness within a time period acceptable to the Gaming/Racing Authorities, (vii) amounts to allow TRMG to pay any costs, fees or expenses in connection with the Newport Grand Investment and the pursuit of the Proposed Tiverton Project and (viii) amounts, from UTGR to TRMG, necessary to allow PE II to pay costs, fees or expenses that are required to be paid in connection with the continued operation, maintenance and business of the Newport Grand Slots and the Newport Facility (including the funding of operating expenses and capital expenditures) to the extent that PE II does not, as of such time, have sufficient cash on-hand to fund such costs, fees or expenses; provided, that immediately following the dividend or distribution of any amounts from UTGR to TRMG pursuant to this Section 7.6(c)(viii) such amounts are contributed to PE II for the purpose of paying such costs, fees or expenses.

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(d)          Related Party Transactions. Enter into any agreement, sell, transfer, loan or borrow any property or assets, purchase or acquire any property or assets, acquire equity interests or make an investment in, or otherwise engage in any transaction, in each case, between either or both of the Rhode Island Companies, on the one hand, and TR WH and its Subsidiaries or any of their respective Affiliates (other than such Rhode Island Company or Companies, as applicable), on the other hand; except, in each case, for: (i) transactions expressly provided by the Tax Sharing Agreement, provided that any such payments by the Rhode Island Companies thereunder are not prohibited pursuant to Section 7.6(c)(ii) of this Agreement, (ii) transactions providing for dividends or distributions not prohibited under Section 7.6(c) of this Agreement, (iii) transactions contemplated by, and the entering into and performance obligations of the Company and its Subsidiaries under, the Credit Agreement and the other Loan Documents, (iv) guarantees of Indebtedness permitted to be incurred pursuant to Section 7.6(b) of this Agreement, and (v) with respect to the fiscal years of the Company ending in 2014, 2015 and 2016 (and any subsequent fiscal years upon the written approval of the Division and the DBR) transactions entered into to provide for shared services that benefit the operations of the Facility and other properties managed or operated by the Company and its Subsidiaries (such as a "players club," joint marketing programs and an IT infrastructure); provided, that such expenses are reasonably allocated to the Rhode Island Companies pursuant to the Allocation Principles and provided, further, that the Company shall be obligated to provide a summary, with respect to each fiscal year, of the transactions entered into pursuant to this Section 7.6(d)(v) to the DBR and the Division and the cost savings to the Rhode Island Companies resulting from such shared services.

(e)          Liens. Create, incur, assume or permit to exist any Lien on the Rhode Island Companies (or Equity Interests in either of the Rhode Island Companies) or a Facility or any other property or assets (including Equity Interests or other securities of any Person) now owned or hereafter acquired by either Rhode Island Company (or any Subsidiary thereof) or on any income or revenues or rights in respect of any thereof, except:

(i)          Liens existing as of the Effective Date and replacements therefor; provided that such Liens (i) shall secure only those obligations which they (or the Liens they replace) secure on the Effective Date and extensions, renewals, replacements and refinancing thereof permitted hereunder and (ii) shall encumber only those assets and property that they (or the Liens they replace) encumber on the Effective Date;

(ii)         any Lien created under the Loan Documents;

(iii)        Liens for Taxes, assessments or governmental charges not yet due and payable or which are being contested;

(iv)        Liens in respect of property of the Rhode Island Companies imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, mechanics', workmen's, materialmen's, landlords', repairmen's or other like Liens arising in the ordinary course of business and (i) which do not in the aggregate materially detract from the value of the property of the applicable Rhode Island Company, and do not materially impair the use thereof in the operation of the business of such Rhode Island Company and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted for which reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(v)         pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations and Liens securing obligations in respect of letters of credit or bank guarantees that have been posted by either Rhode Island Company to support the payment of such items;

(vi)        deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vii)       zoning restrictions, easements, covenants, encroachments, rights-of-way, restrictions on use of real property and other similar encumbrances (i) incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Rhode Island Companies or (ii) permitted under the Loan Documents;

(viii)      judgment Liens in respect of judgments;

(ix)         Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of either of the Rhode Island Companies in the ordinary course of business, but not to exceed $1,000,000 in the aggregate at any one time;

(x)          licenses or sublicenses with respect to intellectual property, and leases or subleases granted to third Persons in the ordinary course of business of the Rhode Island Companies;

(xi)         (a) mortgages, Liens, security interest, restrictions, encumbrances or any other matters of record that have been placed by any third party on property over which either Rhode Island Company has easement or leasehold rights (and with respect to which UTGR shall not have any obligation whatsoever) and (b) to the extent same constitutes a Lien, any condemnation of eminent domain proceedings affecting any real property owned by either Rhode Island Company;

(xii)        banker's liens and rights of set-off and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by either Rhode Island Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(xiii)       precautionary Uniform Commercial Code financing statements filed against either Rhode Island Company as lessee or sublessee or consignee;

(xiv)      Liens solely on any cash earnest money deposits made by either Rhode Island Company in connection with any letter of intent or purchase agreement;

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(xv)       Liens securing purchase money indebtedness and Capitalized Leases of the Rhode Island Companies not to exceed $2,000,000 at any time outstanding;

(xvi)      the Lincoln Ground Lease; provided, that (x) the real property subject to such lease is of a size and at a location that does not materially adversely impact the operation of the Lincoln Facility as reasonably determined by the DBR and the Division (in consultation with the Company) and (y) the documentation governing such lease (including, without limitation, the lease, as well as any grants of easements on any other portion of the Lincoln Facility and any documents or agreements for the provision by UTGR, or the sharing of, utilities, parking or other services between the lessee and UTGR) is on commercially reasonable terms and does not materially adversely impact the operation of the Lincoln Facility as reasonably determined by the DBR and the Division (in consultation with the Company); or

(xvii)     other Liens securing obligations in an aggregate amount not to exceed $1,500,000 at any time outstanding.

(f)          Investments, Loans and Advances. During any period in which the Leverage Ratio of TR WH (determined on a pro forma basis after giving effect to such Investment described below) is greater than or equal to the Maximum Leverage Ratio, purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or Guarantee any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or acquire all or substantially all of the assets (whether tangible or intangible) of any Person, or the property constituting a business unit, line of business, or division of any Person (collectively, "Investments"), except:

(i)          (A) Investments, existing on the Effective Date, by the Company and its Subsidiaries in the Equity Interests of TRMG and its Subsidiaries and (B) additional Investments following the Effective Date by the Company and its Subsidiaries in the Equity Interests of TRMG and its Subsidiaries (other than the Colorado Subsidiaries);

(ii)         Permitted Investments and all Investments made or contracted to be made prior to the Effective Date and replacements, renewals or modifications thereof that, in each case, do not increase the aggregate principal amount of the replaced, renewed or modified Investment;

(iii)        Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(iv)        TRWH, TRMG and their respective Subsidiaries may make loans and advances in the ordinary course of business to their respective employees and directors so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $200,000; provided, however, that the aggregate principal amount of loans and advances permitted under Section 7.6(c)(v)(y) (determined without regard to any write-down or write-offs of such loans and advances) may exceed $200,000 but may not exceed $10,000,000 at any time outstanding;

(v)         TRMG and its Subsidiaries may enter into Hedging Agreements that (a) are required by contract to be entered into or (b) are not speculative in nature;

(vi)        Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(vii)       Investments consisting of non-cash consideration received as consideration for an Asset Sale permitted by this Agreement;

(viii) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of any of the Company and its Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(ix) to the extent constituting Investments, dividends not prohibited by Section 7.6(c) Section 7.6(d), Section 7.6(h) or Section 7.6(i) of this Agreement;

(x)          (a) Investments consisting of letters of credit issued under the Credit Agreement to support completion guarantees for construction loans provided to the Colorado Subsidiaries (including, for the avoidance of doubt, drawings by the beneficiaries under such letters of credit) and (b) other Investments in the Colorado Subsidiaries not to exceed $20,000,000 in the aggregate during the Term of this Agreement;

(xi)         Guarantees pursuant to any of the Loan Documents of obligations with respect to the Credit Agreement incurred in compliance with this Agreement;

(xii)        intercompany advances made in order to fund the Newport Grand Investment and the pursuit of the Proposed Tiverton Project; and

(xiii)       intercompany advances from UTGR to PE II of amounts necessary to allow PE II to pay costs, fees or expenses that are required to be paid in connection with the continued operation, maintenance and business of the Newport Grand Slots and the Newport Facility (including the funding of operating expenses and capital expenditures) to the extent that PE II does not, as of such time, have sufficient cash on-hand to fund such costs, fees or expenses.

For the avoidance of doubt, neither the Newport Grand Investment nor any related issuance or transfer to PE II of the Gaming/Racing Licenses required to operate the Newport Facility shall be considered an "Investment" restricted by this Section 7.6(f).

(g)          Sales of Assets.

(i)          Sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) or any Equity Interests of any Subsidiary of the Company, except that (a) TRMG and its Subsidiaries may purchase and sell inventory in the ordinary course of business, (b) UTGR may enter into the Lincoln Ground Lease subject to compliance with the terms of Section 7.6(e)(xvi), (c) TRMG may sell all or substantially all of the assets or Equity Interests of any Subsidiary that is neither a Significant Subsidiary, a Rhode Island Company or any Subsidiary of a Rhode Island Company, and (d) (x) any Subsidiary may merge into TRMG in a transaction in which TRMG is the surviving corporation and any Subsidiary may otherwise sell assets to TRMG, and (y) any Subsidiary may merge into or consolidate with any other Subsidiary in a transaction in which the surviving entity is a Subsidiary of the Company and no Person other than TRMG or a Subsidiary receives any consideration and any Subsidiary may otherwise sell assets to any other Subsidiary; and

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(ii)         Make any Asset Sale not otherwise permitted under paragraph (i) above unless (a) such Asset Sale is for consideration at least 85% of which is cash, (b) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of, and (c) unless otherwise permitted under the Credit Agreement and the Leverage Ratio of TRWH is less than the Maximum Leverage Ratio after giving pro forma effect to such Asset Sale, the Net Cash Proceeds from such Asset Sale are applied to reduce the outstanding Indebtedness of the Company and its Subsidiaries, provided, that the foregoing shall not restrict (A) a sale of the Newport Facility and the real property on which the Newport Facility is located or (B) the Newport Entertainment Payment.

(h)          Restricted Payments. During any period in which the Leverage Ratio of TRWH (determined on a pro forma basis after giving effect to such Restricted Payment described below) is greater than or equal to the Maximum Leverage Ratio, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that, subject to compliance with Section 7.6(c) and the other provisions of this Agreement:

(i) any Subsidiary of TRMG may declare and pay dividends or make other distributions ratably to its equity holders;

(ii) dividends or other distributions (not in excess of $250,000 in the aggregate during the Term of this Agreement) to direct or indirect parent entities of TRMG in amounts necessary to repurchase Equity Interests or Indebtedness of such parent entities to the extent required by the Gaming/Racing Authorities for not more than the fair market value thereof in order to avoid the suspension, revocation or denial by the Gaming/Racing Authorities of a Gaming/Racing License; provided, that so long as such efforts do not jeopardize any such Gaming/Racing License, such parent entities shall have diligently and in good faith attempted to find a third-party purchaser(s) for such Equity Interests or Indebtedness and no third-party purchaser(s) acceptable to the Gaming/Racing Authorities was willing to purchase such Equity Interests or Indebtedness within a time period acceptable to the Gaming/Racing Authorities;

(iii) TRMG may make Restricted Payments to TRWH (A) in an amount not to exceed $2,000,000 in any fiscal year, to the extent necessary to pay general corporate, operating and overhead costs and expenses actually incurred by TRWH in the ordinary course of business, including without limitation, directors fees, legal fees, advisory fees and other third party fees and expenses and (B) to the extent necessary to enable TRWH to make loans and advances permitted under Section 7.6(f)(iv); and

(iv) for so long as TRMG is a member of a consolidated or combined group for federal and/or state income Tax purposes that includes TRWH, TRMG may make Restricted Payments to TRWH pursuant to the Tax Sharing Agreement in an aggregate amount not to exceed, with respect to each taxable year, the amount that TRMG and any Subsidiary that are also members of such group for the relevant income Tax purposes would have been required to pay if they filed as a separate stand-alone consolidated or combined group for such income Tax purposes (taking into account the character of the relevant income and any net loss carryforwards or other attributes that would have been available).

(i)          Transactions with Affiliates. Except for (i) transactions between or among any of the Company and/or its Subsidiaries, (ii) transactions expressly provided by the Tax Sharing Agreement, (iii) transactions expressly permitted under Section 7.6(g) or Section 7.6(h), (iv) Investments permitted under Section 7.6(f) in the Unrestricted Subsidiaries and transactions among the Loan Parties (as such term is defined in the Credit Agreement) and the Unrestricted Subsidiaries (in each case, so long as no Affiliate of TRMG or TRWH owns a direct or indirect interest in such Unrestricted Subsidiaries other than through TRWH and TRMG), (v) any issuance of securities, or other payments, loans, advances, awards or grants in cash, securities or otherwise, in each case, to employees, officers and directors, pursuant to employment arrangements, stock options, equity based awards and stock ownership plans in the ordinary course of business and approved by the board of directors of any of the Company and its Subsidiaries, (vi) indemnification of directors, officers and employees in the ordinary course of business, (vii) any employment or severance agreements or arrangements entered into by any of the Company and its Subsidiaries in the ordinary course of business or (viii) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan or arrangement which covers employees or directors and any reasonable employment contract or arrangement and transactions pursuant thereto, in each case under this clause (viii) in the ordinary course of business, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Company or its Subsidiary may engage in such transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary thereof than could be obtained on an arm's-length basis from unrelated third parties. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be permitted to undertake any of the foregoing transactions described in this Section 7.6(i) to the extent that such transaction is not permitted by Section 7.6(d) or any other provision hereof.

(j)          Other Indebtedness and Agreements. Permit (i) any waiver, supplement, modification or amendment of (A) its certificate of incorporation, by-laws, operating, management or partnership agreement, the Shareholders Agreement or other organizational documents or the Tax Sharing Agreement or (B) any Management Agreement, the CVR Agreement or any other Material Agreement (other than the Loan Documents, which shall be governed by Section 7.6(a)), in each case under clauses (A) or (B), to the extent any such waiver, supplement, modification or amendment would be adverse to the Rhode Island Companies, the Division or DBR in any material respect or (ii) any (x) waiver, supplement, modification or amendment of the Gaming/Racing Licenses of any Significant Subsidiary (except for any Gaming/Racing Licenses issued by the State (including the Division and the DBR)) to the extent any such waiver, supplement, modification or amendment would be adverse to the Rhode Island Companies, the Division or DBR in any material respect or (y) any termination of the Gaming/Racing Licenses of any Significant Subsidiary.

7.7.          The Company shall directly pay all of DBR's and the Division's (or of such entities that the DBR and the Division may identify) costs and expenses associated with DBR's and the Division's oversight and review of the business of the Facility, including, without limitation, all such costs and expenses associated with the negotiation of and execution of this Agreement, the monitoring and enforcing compliance by the Company with the terms and conditions of this Agreement (which shall include, without limitation, all such costs and expenses associated with DBR's and the Division's review of any matters requiring the consent of DBR or the Division pursuant to the terms of this Agreement) and any other costs and expenses required to be paid by the Company pursuant to applicable law or any other agreement or arrangement between the Company and the State.

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8.          Remedies in the Event of Noncompliance

8.1.        The Company agrees that irreparable damage would occur to DBR, the Division and the State in the event that any of the terms or provisions of this Agreement to be performed by the Company shall not be performed in accordance with their specific terms or shall have been otherwise breached. The Company accordingly agrees that, without posting a bond or other undertaking, notwithstanding anything to the contrary contained in this Agreement, at any time DBR and/or the Division shall be entitled to injunctive or other equitable relief against the Company and its Subsidiaries to prevent or cure breaches of this Agreement by the Company and to specifically enforce against the Company the terms and provisions hereof, such remedy against the Company being in addition to any other remedy against the Company to which DBR and/or the Division may be entitled at law or in equity. In the event that, pursuant to the immediately preceding sentence, any action, suit or proceeding is brought by DBR and/or the Division in equity to enforce the provisions of this Agreement against the Company, the Company shall not allege, and the Company hereby waives the defense or counterclaim, that there is an adequate remedy at law.

8.2.        Without limitation to any other remedy that DBR and/or the Division may have against the Company for breach of any provision of the Compliance Agreement, the Prior Undertakings (subject to Section 2.4) or this Agreement, the Company agrees that in the event of a breach of the terms of the Compliance Agreement, the Prior Undertakings (subject to Section 2.4) or this Agreement by the Company, which breach shall be determined in the sole discretion of DBR and/or the Division, the actual damages suffered by DBR and/or Division shall be difficult or impossible to determine and DBR and/or the Division shall be entitled to take the following actions:

A.           In the event of the breach of any provision hereof, the breach of the terms of the Compliance Agreement or the Prior Undertakings prior to the Effective Date, or the breach of the terms of the VLT Contract or the Newport VLT Contract, the Division shall be entitled to hold any Net Terminal Income otherwise payable to the Company beginning on the date of such breach. The Division shall be entitled to not remit any such Net Terminal Income otherwise payable to the Company until such time as the Company shall have cured the applicable breach of the Compliance Agreement or the Prior Undertakings, the VLT Contract, the Newport VLT Contract or this Agreement, as applicable, which shall be determined in the discretion of DBR and the Division. In the event the Company shall cure such breach to the satisfaction of DBR and the Division, the Division shall remit to the Company all amounts held in the escrow account as a result of such breach.

B.           In the event that the Company breaches Sections 2, 3, 4, 5, 6, 7 or 9 of this Agreement, or has breached the terms of the Compliance Agreement or the Prior Undertakings prior to the Effective Date, or breaches the terms of the VLT Contract or the Newport VLT Contract, the DBR and the Division shall be entitled to levy an administrative penalty in an amount not less than $100 nor more than $50,000 per violation. The DBR and/or the Division shall also have the right to levy an administrative penalty in an amount not less than $100 nor more than $50,000 per violation on TRWH, TRMG, UTGR and PE II with respect to any Person that is an employee or director of the Company holding a license from DBR and is subject to the statutory and regulatory authority of the Division if it finds said Person is responsible for, or has contributed to, any such breach by the Company.

8.3.        The remedies provided to DBR and the Division in this Section 8 shall be in addition to any remedies that DBR and/or the Division shall have in law or equity or any regulatory action DBR and/or Division may take with regard to the Company's involvement in the ownership or management of the Facility, including the revocation or suspension of the Company's license in a manner consistent with the laws of the State of Rhode Island.

8.4.        The parties acknowledge and agree that the update, amendment, restatement and reinforcement of any Prior Undertakings in connection with the entry by the patties into this Agreement shall not waive or constitute a waiver in any respect of any rights or remedies that DBR and/or the Division might otherwise have, including pursuant to the terms of the Compliance Agreement or the Prior Undertakings that the State may be entitled to exercise at any time on, prior to, or following the Effective Date, including any enforcement actions or administrative penalties, relating to any matter or state of facts which arose on or prior to the Effective Date or is existing as of the Effective Date.

9.          General

9.1.        Relationship to Regulatory Authority of DBR and the Division. This Agreement shall be deemed to supplement the regulatory authority granted to DBR and/or the Division pursuant to the laws of the State and shall not be interpreted to limit the regulatory authority granted to either the DBR and/or the Division by the State. In the event of any conflict between this Agreement and the regulatory authority granted to the DBR and/or the Division, the regulatory authority granted to the DBR and/or the Division shall govern.

9.2.        Amendment. This Agreement shall not be amended except by a writing of subsequent date hereto, executed by duly authorized representative of the parties hereto.

9.3.        Modifications. Without limiting any of the regulatory authority granted to the DBR and/or the Division pursuant to the laws of the State or any of the rights of the DBR and the Division under this Agreement, including the rights of the DBR and the Division set forth in Section 3, to the extent that the Company in good faith proposes certain modifications to this Agreement in connection with a contemplated initial public sale of any class of shares of equity interests of the Company or any of its Subsidiaries, any merger, consolidation or other combination involving the Company or any of its Subsidiaries, or any acquisition of the Company or any of its Subsidiaries, the parties agree to consider such proposed modifications in good faith; provided, that the foregoing shall not obligate the DBR and the Division in any way to agree to any such modification to this Agreement proposed by the Company.

9.4.        Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other parties, provided, that, the transfer of the management of the Facility by the Company is subject to the licensing authority of the DBR and the Division and in the event that a transfer is permitted by the DBR and the Division, the transferee thereof shall assume all obligations of the Company hereunder.

EXECUTION COPY

9.5.        Notices. All notices, demands and other communications required or permitted hereunder shall be in writing and shall be deemed received (i) upon receipted delivery if sent by messenger or personal courier, (ii) two Business Days after being deposited with an internationally recognized overnight courier, (iii) upon facsimile transmission to the number indicated below and receipt of a confirmation with respect thereto, or (iv) on actual receipt, if sent in any other manner, in each case with postage/delivery prepaid or billed to sender and addressed as follows:

If to the Company:		General Counsel
UTGR, Inc.
100 Twin River Road
Lincoln, Rhode Island 02865
Email: ceaton@twinriver.com

With copies to (which shall not constitute notice):

Jones Day
222 East 41st Street
New York, New York 10017
	Attention:	Robert A. Profusek, Esq.
Andrew M. Levine, Esq.
Email: raprofusek@jonesday.com, amlevine@jonesday.com

If to DBR:		Director of the Department of Business Regulation
1151 Pontiac Avenue
Cranston, Rhode Island 02920
Attention: Director

If to Division:		Director of the Division of Lotteries
1425 Pontiac Avenue
Cranston, RI 02920
Attention: Director

With copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
	Attention:	Thomas M. Cerabino, Esq.
Adam M. Turteltaub, Esq.
Email: tcerabino@willkie.com, aturteltaub@willkie.com

Any party may change its address for purposes of notice hereunder by sending notice in the manner provided above, together with the effective date of such change.

9.6.          Binding Effect. This Agreement (including any applicable Prior Undertakings to the extent set forth in Section 2.4 or that certain letter agreement dated as of the date hereof between the Company, the Division and the DBR, as applicable) shall be binding upon and inure to the benefit of each of the parties hereto, and each of their respective successors and permitted assigns. The Company hereby acknowledges and agrees that this Agreement is consistent with and fully enforceable under the laws of the State of Rhode Island.

9.7.        Waiver. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way affect the validity of this Agreement, or any part thereof, or the right of the other party thereafter to enforce each and every provision.

9.8.        Severability. The parties acknowledge that the provisions contained herein are required for the protection of the business interests of the parties and the State of Rhode Island. The illegality, invalidity or unenforceability of any provision of this Agreement under any applicable law shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision of this Agreement, and to this end the provisions hereof are declared to be severable.

9.9.        Authorization to Execute Agreement. The parties warrant that they are authorized to execute and deliver this Agreement and to perform the obligations set forth herein, and the persons executing this Agreement on behalf of such party are authorized to do so.

9.10.      Headings and Interpretation. Section headings of this Agreement are for convenience only and shall neither form a part nor affect the interpretation hereof. Words in the singular number shall be interpreted to include the plural (and vice-versa), when context so requires. Use of "including" herein shall be interpreted to be followed by the words "without limitation".

9.11.      Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Rhode Island, without regard to conflict of law principles. The parties agree that any suit for the enforcement of this Agreement may be brought in the courts of the State of Rhode Island or any federal court sitting therein and consent to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the parties at the addresses set forth for the parties above. The parties hereby waive any objection that they may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

9.12.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.13.      Recitals. The Recitals set forth above are hereby incorporated into and made a part of this Agreement.

9.14.      Interpretation and Meaning of "Operate". To the extent that this Agreement uses the term "operate" as it relates to the Facility, it is explicitly understood by UTGR, PE II and the Division that the Facility is in fact operated by the State of Rhode Island as required by the Rhode Island Constitution and that the State of Rhode Island, as operator of the Facility, has full control over all aspects of the functioning of the Facility with the power and authority to make all decisions related thereto. The use of the term "operate" herein is not intended to imply that any Person other than the State of Rhode Island (through the Division) operates the lotteries as provided in Section 15 of Article VI of the Rhode Island Constitution.

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EXECUTION COPY

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto effective as of the date first above written.

TWIN RIVER WORLDWIDE HOLDINGS, INC.	DEPARTMENT OF BUSINESS REGULATION

By:	/s/ Craig L. Eaton	By:
Name:	Craig L. Eaton	Name:
Title:	SR Vice President	Title:
Signed on:

TWIN RIVER MANAGEMENT GROUP, INC.	DIVISION OF LOTTERIES OF THE DEPARTMENT OF REVENUE

By:	/s/ Craig L. Eaton	By:
Name:	Craig L. Eaton	Name:
Title:	SR Vice President	Title:

Signed on:

UTGR, INC.	PREMIER ENTERTAINMENT II, LLC

By:	/s/ Craig L. Eaton	By:	/s/ Craig L. Eaton
Name:	Craig L. Eaton	Name:	Craig L. Eaton
Title:	SR Vice President	Title:	SR Vice President

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto effective as of the date first above written.

TWIN RIVER WORLDWIDE HOLDINGS, INC.	DEPARTMENT OF BUSINESS REGULATION

By:	By:	/s/ Macky McCleary
Name:	Name:	Macky McCleary
Title:	Title:	Director

Signed on:	8/3/16

TWIN RIVER MANAGEMENT GROUP, INC.	DIVISION OF LOTTERIES OF THE DEPARTMENT OF REVENUE

By:	By:
Name:	Name:
Title:	Title:

Signed on:

UTGR, INC.	PREMIER ENTERTAINMENT II, LLC

By:	By:
Name:	Name:
Title:	Title:

EXECUTION COPY

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto effective as of the date first above written.

TWIN RIVER WORLDWIDE HOLDINGS, INC.	DEPARTMENT OF BUSINESS REGULATION

By:	By:
Name:	Name:
Title:	Title:

Signed on:

TWIN RIVER MANAGEMENT GROUP, INC.	DIVISION OF LOTTERIES OF THE DEPARTMENT OF REVENUE

By:	By:	/s/ Gerald S. Aubin
Name:	Name:	Gerald S. Aubin
Title:	Title:	Director

Signed on:	8/2/16

UTGR, INC.	PREMIER ENTERTAINMENT II, LLC

By:	By:
Name:	Name:
Title:	Title:

Exhibit A

List of Holders of Equity Financial Interests in each Rhode Island Company

[Attached]

Exhibit B

John E. Taylor, Jr.

George Papanier

Stephen H. Capp

Exhibit C

Corporate Organizational Chart and Management Organizational Chart

[Attached]

Exhibit D

List of Responsibilities of Compliance Officer

DUTIES AND RESPONSIBILITIES OF COMPLIANCE OFFICER

1. Develops, initiates, maintains, and revises policies and procedures for the general operation of the Compliance Program and its related activities to prevent illegal, unethical, or improper conduct. Manages day-to-day operation of the Program.

2. Develops and periodically reviews and updates Code of Business Conduct and Ethics ("Code") to ensure continuing currency and relevance in providing guidance to management and employees.

3. Maintains current knowledge of laws and regulations.

4. Collaborates with other departments (e.g., Internal Audit, Human Resources, etc.) to direct compliance issues to appropriate existing channels for investigation and resolution.

5. Responds to alleged violations of rules, regulations, policies, procedures, and the Code by evaluating or recommending the initiation of investigative procedures. Develops and oversees a system for uniform handling of such violations.

6. Acts as an independent review and evaluation body to ensure that compliance issues/concerns within the organization are being appropriately evaluated, investigated and resolved.

7. Monitors and, as necessary, coordinates compliance activities of other departments to remain abreast of the status of all compliance activities and to identify trends.

8. Identifies potential areas of compliance vulnerability and risk; develops/implements corrective action plans for resolution of problematic issues; and provides general guidance on how to avoid or deal with similar situations in the future.

9. Provides reports on a regular basis, and as directed or requested, to keep the Board of Directors and senior management informed of the operation and progress of compliance efforts.

10. Ensures proper reporting of violations or potential violations of the Compliance Agreement, Regulatory Agreement, Master Video Lottery Terminal Agreement, federal law, state law, or any other governing document or regulation to the Department of Business Regulation, Division of Lotteries or any other governing body as appropriate and/or required.

11. Establishes and provides direction and management of the Compliance Hotline.

12. Institutes and maintains an effective compliance communication program for the organization, including promoting (a) use of the Compliance Hotline; (b) heightened awareness of the Code, and (c) understanding of new and existing compliance issues and related policies and procedures.

13. Works with the Human Resources Department and others as appropriate to develop an effective compliance training program, including appropriate introductory training for new employees as well as ongoing training for all employees and managers.

14. Monitors the performance of the Compliance Program and relates activities on a continuing basis, taking appropriate steps to improve its effectiveness.

Exhibit E

2014 Credit Agreement

[Attached]